EXHIBIT 2.1

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                        AGREEMENT AND PLAN OF MERGER


                                   AMONG


                              RCN CORPORATION,


                             21ST HOLDING CORP.

                                    AND

                      21ST CENTURY TELECOM GROUP, INC.





                       DATED AS OF DECEMBER 12, 1999

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                             TABLE OF CONTENTS

                                                                         Page

                                  ARTICLE I

                                 THE MERGER

      Section 1.1    The Merger  . . . . . . . . . . . . . . . . . . . . . 1
      Section 1.2    Closing; Effective Time of the Merger . . . . . . . . 1
      Section 1.3    Effects of Merger . . . . . . . . . . . . . . . . . . 2
      Section 1.4    Directors and Officers  . . . . . . . . . . . . . . . 2

                                 ARTICLE II

                          CONVERSION OF SECURITIES

      Section 2.1    Conversion of Capital Stock . . . . . . . . . . . . . 2
      Section 2.2    Exchange of Certificates  . . . . . . . . . . . . . . 6
      Section 2.3    Options . . . . . . . . . . . . . . . . . . . . . . . 9
      Section 2.4    Contingent Deferred Payment . . . . . . . . . . . .  10
      Section 2.5    Payment of Contingent Deferred Payment  . . . . . .  12
      Section 2.6    Franchise Amount  . . . . . . . . . . . . . . . . .  13
      Section 2.7    Shares of Dissenting Shareholders . . . . . . . . .  15

                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Section 3.1    Organization  . . . . . . . . . . . . . . . . . . .  16
      Section 3.2    Company Subsidiaries  . . . . . . . . . . . . . . .  16
      Section 3.3    Company Capital Structure . . . . . . . . . . . . .  17
      Section 3.4    Authority; No Conflict; Required Filings and
                       Consents  . . . . . . . . . . . . . . . . . . . .  19
      Section 3.5    SEC Filings . . . . . . . . . . . . . . . . . . . .  22
      Section 3.6    Financial Statements  . . . . . . . . . . . . . . .  22
      Section 3.7    Absence of Undisclosed Liabilities  . . . . . . . .  22
      Section 3.8    Absence of Certain Changes or Events  . . . . . . .  23
      Section 3.9    Taxes . . . . . . . . . . . . . . . . . . . . . . .  24
      Section 3.10   Real Properties; Title to and Condition of Assets .  26
      Section 3.11   Intellectual Property . . . . . . . . . . . . . . .  28
      Section 3.12   Agreements, Contracts and Commitments . . . . . . .  28
      Section 3.13   Litigation  . . . . . . . . . . . . . . . . . . . .  30
      Section 3.14   Environmental Matters . . . . . . . . . . . . . . .  30
      Section 3.15   Transactions with Affiliates  . . . . . . . . . . .  31
      Section 3.16   Employee Benefit Plans  . . . . . . . . . . . . . .  31
      Section 3.17   Labor Matters . . . . . . . . . . . . . . . . . . .  34
      Section 3.18   Compliance with Laws; Regulatory Approvals  . . . .  34
      Section 3.19   Systems Information . . . . . . . . . . . . . . . .  38
      Section 3.20   Outside Plant/Network; CLEC; Internet Related
                       Systems . . . . . . . . . . . . . . . . . . . . .  41
      Section 3.21   No Other Operators  . . . . . . . . . . . . . . . .  43
      Section 3.22   Franchises; Licenses  . . . . . . . . . . . . . . .  43
      Section 3.23   Bonds . . . . . . . . . . . . . . . . . . . . . . .  44
      Section 3.24   Commitments . . . . . . . . . . . . . . . . . . . .  45
      Section 3.25   Brokers . . . . . . . . . . . . . . . . . . . . . .  45
      Section 3.26   Insurance . . . . . . . . . . . . . . . . . . . . .  45
      Section 3.27   Fairness Opinion  . . . . . . . . . . . . . . . . .  46
      Section 3.28   Year 2000 Compliance  . . . . . . . . . . . . . . .  46
      Section 3.29   Full Disclosure . . . . . . . . . . . . . . . . . .  47
      Section 3.30   Registered Securities . . . . . . . . . . . . . . .  47

                                 ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

      Section 4.1    Organization  . . . . . . . . . . . . . . . . . . .  47
      Section 4.2    Authority; No Conflict; Required Filings and
                       Consents  . . . . . . . . . . . . . . . . . . . .  48
      Section 4.3    SEC Documents . . . . . . . . . . . . . . . . . . .  49
      Section 4.4    Parent Common Stock Issued in the Merger  . . . . .  49
      Section 4.5    Litigation  . . . . . . . . . . . . . . . . . . . .  49
      Section 4.6    Interim Operations of Sub . . . . . . . . . . . . .  49
      Section 4.7    Brokers . . . . . . . . . . . . . . . . . . . . . .  50
      Section 4.8    Tax Matters . . . . . . . . . . . . . . . . . . . .  50
      Section 4.9    Financial Statements  . . . . . . . . . . . . . . .  50
      Section 4.10   Absence of Undisclosed Liabilities  . . . . . . . .  51
      Section 4.11   Absence of Certain Changes or Events  . . . . . . .  51

                                  ARTICLE V

                             CONDUCT OF BUSINESS

      Section 5.1    Covenants of the Company  . . . . . . . . . . . . .  51
      Section 5.2    Cooperation . . . . . . . . . . . . . . . . . . . .  53

                                 ARTICLE VI

                            ADDITIONAL AGREEMENTS

      Section 6.1    No Solicitation . . . . . . . . . . . . . . . . . .  53
      Section 6.2    Access to Information . . . . . . . . . . . . . . .  54
      Section 6.3    Consents  . . . . . . . . . . . . . . . . . . . . .  55
      Section 6.4    Public Disclosure . . . . . . . . . . . . . . . . .  55
      Section 6.5    Tax-Free Reorganization . . . . . . . . . . . . . .  55
      Section 6.6    Affiliate Agreements  . . . . . . . . . . . . . . .  55
      Section 6.7    Commercially Reasonable Efforts . . . . . . . . . .  56
      Section 6.8    Certain Filings . . . . . . . . . . . . . . . . . .  56
      Section 6.9    Further Assurances  . . . . . . . . . . . . . . . .  56
      Section 6.10   Notification of Certain Matters . . . . . . . . . .  56
      Section 6.11   Affiliate Transactions  . . . . . . . . . . . . . .  57
      Section 6.12   Shareholders Meeting  . . . . . . . . . . . . . . .  57
      Section 6.13   Proxy Statement; Registration Statement; Board
                       Recommendation  . . . . . . . . . . . . . . . . .  57
      Section 6.14   Nasdaq Listing  . . . . . . . . . . . . . . . . . .  58
      Section 6.15   Letter of Independent Auditors  . . . . . . . . . .  58
      Section 6.16   Treatment of Company Debt and Exchangeable
                       Preferred   . . . . . . . . . . . . . . . . . . .  59
      Section 6.17   Employee Matters  . . . . . . . . . . . . . . . . .  61
      Section 6.18   280G Approval . . . . . . . . . . . . . . . . . . .  61
      Section 6.19   Director and Officer Liability  . . . . . . . . . .  61
      Section 6.20   Employee Benefits after the Effective Time  . . . .  62
      Section 6.21   ISP Plan  . . . . . . . . . . . . . . . . . . . . .  63

                                 ARTICLE VII

                            CONDITIONS TO MERGER

      Section 7.1    Conditions to Each Party's Obligation to Effect
                       the Merger  . . . . . . . . . . . . . . . . . . .  63
      Section 7.2    Additional Conditions to Obligations of Parent and
                       Sub . . . . . . . . . . . . . . . . . . . . . . .  64
      Section 7.3    Additional Conditions to Obligations of the Company  66

                                ARTICLE VIII

                          TERMINATION AND AMENDMENT

      Section 8.1    Termination . . . . . . . . . . . . . . . . . . . .  67
      Section 8.2    Procedure and Effect of Termination . . . . . . . .  68
      Section 8.3    Amendment . . . . . . . . . . . . . . . . . . . . .  68
      Section 8.4    Extension; Waiver . . . . . . . . . . . . . . . . .  69
      Section 8.5    Fees and Expenses . . . . . . . . . . . . . . . . .  69

                                 ARTICLE IX

                               INDEMNIFICATION

      Section 9.1    Survival  . . . . . . . . . . . . . . . . . . . . .  69
      Section 9.2    Obligations of the Shareholders . . . . . . . . . .  69
      Section 9.3    Indemnification Procedures  . . . . . . . . . . . .  70
      Section 9.4    Shareholder Representative  . . . . . . . . . . . .  72
      Section 9.5    Certain Definitions . . . . . . . . . . . . . . . .  73

                                  ARTICLE X

                                 TAX MATTERS

      Section 10.1   Indemnification by the Company Shareholders . . . .  73
      Section 10.2   Allocation of Taxes . . . . . . . . . . . . . . . .  74
      Section 10.3   Mutual Cooperation; Contests  . . . . . . . . . . .  74
      Section 10.4   Other Tax Agreements  . . . . . . . . . . . . . . .  75

                                 ARTICLE XI

                                MISCELLANEOUS

      Section 11.1   Notices . . . . . . . . . . . . . . . . . . . . . .  76
      Section 11.2   Interpretation; Certain Definitions . . . . . . . .  77
      Section 11.3   Counterparts  . . . . . . . . . . . . . . . . . . .  77
      Section 11.4   Entire Agreement; No Third Party Beneficiaries  . .  78
      Section 11.5   Governing Law . . . . . . . . . . . . . . . . . . .  78
      Section 11.6   Jurisdiction  . . . . . . . . . . . . . . . . . . .  78
      Section 11.7   WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . .  78
      Section 11.8   Assignment  . . . . . . . . . . . . . . . . . . . .  78
      Section 11.9   Severability  . . . . . . . . . . . . . . . . . . .  79

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                        AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of December 12, 1999 by and among RCN Corporation, a Delaware corporation ("Parent"), 21st Holding Corp., an Illinois corporation and a wholly owned subsidiary of Parent ("Sub"), and 21st Century Telecom Group, Inc., an Illinois corporation (the "Company").

      WHEREAS, the Boards of Directors of Parent, Sub and the Company have approved this Agreement and deem it advisable and in the best interests of each corporation and its respective stockholders and shareholders to enter into this Agreement and the other agreements contemplated herein and consummate the transactions contemplated hereby and thereby; and

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                  ARTICLE I

                                 THE MERGER

           Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation Act of the State of Illinois (the "Illinois Statute"), Sub shall be merged with and into the Company (the "Merger"). As a result of the Merger, the outstanding shares of capital stock of Sub and the Company shall be converted or canceled in the manner provided in Article II of this Agreement, the separate corporate existence of Sub shall cease and the Company shall be the surviving corporation in the Merger.

           Section 1.2 Closing; Effective Time of the Merger. Unless this Agreement shall have been terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, on a date to be specified in writing by Parent and the Company (the "Closing Date"), which shall be no later than the third business day after satisfaction (or waiver in accordance with Section 8.4) of all conditions set forth in Article VII, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another date or place is agreed to in writing by Parent and the Company. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed in accordance with the Illinois Statute and simultaneously with or as soon as practicable following the Closing delivered to the Secretary of State of the State of Illinois for filing. The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Illinois, or (b) such other date and time as is provided in this Agreement (the "Effective Time").

           Section 1.3    Effects of Merger.

           (a) At the Effective Time: (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company (Sub and the Company are sometimes referred to collectively herein as the "Constituent Corporations" and the Company is sometimes referred to herein as the "Surviving Corporation"); and (ii) the articles of incorporation and bylaws of the Company in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation until amended in accordance with the terms thereof and in accordance with applicable law.

           (b) The Merger shall have the effects set forth in this Agreement and the Illinois Statute.

           Section 1.4 Directors and Officers. The directors of Sub and the officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, and shall hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.


                                 ARTICLE II

                          CONVERSION OF SECURITIES

           Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holder of any shares of capital stock of the Constituent Corporations (other than Dissenting Shares (as defined in
 Section 2.7)):

           (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

           (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Stock (as defined below) that are owned by the Company as treasury stock and any shares of Company Stock owned by Parent, Sub or any other wholly owned Subsidiary (as defined in Section 3.1 below) of Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

           (c) Company Common Stock. Each issued and outstanding share of Company Common Stock (as defined in Section 3.3) shall be converted into the right to receive the sum of:

                     (i) that number of shares of Common Stock, par value $1.00 per share, of Parent ("Parent Common Stock") equal to
      (A) the Exchange Ratio (as defined below) multiplied by (B) one minus the Indemnification Percentage (as defined below);

                     (ii) subject to offset in accordance with the provisions of Section 2.1(l) and Articles IX and X hereof and the Escrow Agreement (as defined below), that number of shares of Parent Common Stock equal to (A) the Exchange Ratio multiplied by
      (B) the Indemnification Percentage (the "Escrowed Common
      Consideration");

                     (iii) its applicable share of the Contingent
      Deferred Payment (as defined below), if any; and

                     (iv) its applicable share of the Franchise Amount (as defined below), if any.

           (d) Class A Preferred Stock. Each issued and outstanding share of Class A Preferred Stock (as defined in Section 3.3) shall be converted into the right to receive the sum of:

                     (i) that number of shares of Parent Common Stock equal to (A) the Exchange Ratio multiplied by (B) one minus the Indemnification Percentage multiplied by (C) the Preferred
      Conversion Number (as defined below);

                     (ii) subject to offset in accordance with the provisions of Section 2.1(l) and Articles IX and X hereof and the Escrow Agreement, that number of shares of Parent Common equal to
      (A) the Exchange Ratio multiplied by (B) the Indemnification Percentage multiplied by (C) the Preferred Conversion Number
      (the "Escrowed Preferred Consideration");

                     (iii) its applicable share of the Contingent Deferred Payment (as defined below), if any; and

                     (iv) its applicable share of the Franchise Amount, if any.

           (e) Warrants. Each Warrant (as defined in Section 3.3(a)) to acquire shares of Company that is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall, effective as of the Effective Time, be cancelled and in exchange therefor, shall be converted into the right to receive the sum of:

                     (i) that number of shares of Parent Common Stock equal to (1) the Exchange Ratio multiplied by (2) one minus the Indemnification Percentage multiplied by (3) the difference between (A) the total number of shares of Company Common Stock subject to such Warrant less (B) the quotient obtained by dividing (i) the product of (x) the total number of shares of Company Common Stock subject to such Warrant multiplied by (y) the exercise price of such Warrant, by (ii) the Net Equity Value;

                     (ii) subject to offset in accordance with the provisions of Section 2.1(l) and Articles IX and X hereof and the Escrow Agreement, that number of shares of Parent Common equal to
      (1) the Exchange Ratio multiplied by (2) the Indemnification Percentage multiplied by (3) the difference between (A) the total number of shares of Company Common Stock subject to such Warrant less (B) the quotient obtained by dividing (i) the product of (x) the total number of shares of Company Common Stock subject to such Warrant multiplied by (y) the exercise price of such Warrant, by (ii) the Net Equity Value (the "Escrowed Warrant Consideration");

                     (iii) its applicable share of the Contingent
      Deferred Payment (as defined below), if any; and

                     (iv) its applicable share of the Franchise Amount, if any.

           (f) As used herein, the term "Company Stock" shall mean the Company Common Stock, the Class A Preferred Stock and, as applicable, the Warrants and the shares of Company Common Stock subject to the Warrants.

           (g) As used herein, the term "Exchange Ratio" means a fraction, the numerator of which is the Net Equity Value (as defined below) and the denominator of which is $45.441667 (the "Parent Stock Price"). The aggregate shares of Parent Common Stock into which all shares of Company Stock will be converted into the right to receive is referred to herein as the "Merger Consideration." The aggregate Escrowed Common Consideration, Escrowed Preferred Consideration, Escrowed Warrant Consideration, Escrowed CDP (as defined in Section 2.5(a)) and Escrowed Franchise Amount (as defined in Section 2.6(c)) are collectively referred to as the "Escrowed Consideration."

           (h) As used herein, the term "Net Equity Value" means a fraction, the numerator of which is (A) the excess of (i) $212,377,112.50 less (ii) in the event that the Company shall not have delivered the Franchise Certificate (as defined in Section 2.6(b)) to Parent prior to the Closing, the Initial Franchise Amount (as defined in Exhibit A-1 hereto), and (B) the denominator of which is the number of shares of Company Common Stock outstanding immediately prior to the Effective Time assuming, in each case, immediately prior to the Effective Time and at the then applicable exercise or conversion prices, whether or not then vested, exercisable or convertible: (i) conversion of all shares of Class A Preferred into Company Common Stock; (ii) the exercise of all outstanding options to acquire shares of Company Common Stock; (iii) the exercise of all warrants to acquire shares of Company Common Stock; and (iv) the exercise or conversion, as applicable, of all other securities convertible into or exchangeable for shares of Company Common Stock.

           (i) As used herein, (i) the term "Indemnification Percentage" means ten percent (10%) and (ii) the term "Preferred Conversion Number" means 1,000.

           (j) Effect on Company Stock. All such shares of Company Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

           (k) Adjustment of Exchange Ratio for Dilution and Other Matters. If between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares, readjustment or otherwise, then the Exchange Ratio shall be correspondingly adjusted.

           (l) Escrow of Shares. At the Effective Time, any Franchise Amount Payment Date and any CDP Payment Date, as applicable, Parent shall deposit the number of shares of Parent Common Stock comprising the Escrowed Consideration (the "Escrow Shares") with an escrow agent reasonably satisfactory to the Company and Parent to be held and disbursed by that escrow agent in accordance with the form of escrow agreement attached as Exhibit B (the "Escrow Agreement"). Those shares will be withheld from the shares of Parent Common Stock allocable to each former holder of the Company Stock in accordance with the provisions of Sections 2.1(c)(ii), 2.1
 (d)(ii), 2.1(e)(ii), 2.5(a) and 2.6(c). To the extent Parent is entitled to indemnification out of the Escrow Shares pursuant to Articles IX or X of this Agreement and subject to the conditions and limitations therein, Parent shall set off and apply against Indemnified Losses (as defined in Section 9.2) the Escrow Shares in accordance with the terms hereof and of the Escrow Agreement. Pursuant to the terms of the Escrow Agreement, the Escrow Shares shall be valued for purposes of set off against any Indemnified Losses at the Parent Stock Price.

           Section 2.2    Exchange of Certificates.

           (a) Exchange Agent. As of the Effective Time, Parent shall deposit with an exchange agent designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Stock, for exchange in accordance with this
 Article II, through the Exchange Agent, (A) certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to this Article II in exchange for the shares of Company Stock and (B) cash in an amount sufficient for payment in lieu of fractional shares as contemplated by this
 Article II.

           (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (each a "Certificate" and collectively, the "Certificates") whose shares were converted pursuant to this Article II into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of (1) the Certificates or (2) an affidavit in accordance with Section 2.2(h) to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or affidavits in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents reasonably acceptable to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive, pursuant to the provisions of this Article II, and (y) cash in lieu of any fractional shares of Parent Common Stock in accordance with Section 2.2(e), and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Article II, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Article II.

           (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or affidavit pursuant to Section 2.2(h) with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to paragraph (e) below until the holder of record of such Certificate shall surrender such Certificate or affidavit. Subject to the effect of applicable laws, following surrender of any such Certificate or affidavit, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to paragraph (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

           (d) No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof (including any cash paid pursuant to paragraph (c) or (e) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Stock in accordance with the terms of this Agreement on or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this
 Article II.

           (e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Notwithstanding any other provision of the Agreement, each holder of shares of Company Stock, exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive from Parent, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the average of the closing prices of Parent Common Stock, as reported on the Nasdaq, on each of the fifteen trading days immediately preceding the date of the Effective Time.

           (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand, and any former shareholders of the Company who have not previously complied with this Article II shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock, and any dividends or distributions with respect to Parent Common Stock.

           (g) No Liability. Neither the Exchange Agent, Parent, Sub nor the Company shall be liable to any holder of shares of Company Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

           (h) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock, to which such holder is entitled pursuant to paragraph (e) above and any dividends or other distributions with respect to Parent Common Stock to which such holder is entitled.

           Section 2.3    Options.

           (a) Except as may otherwise be agreed upon between a holder of Company Stock Options and Parent, each option granted to a Company employee to acquire shares of Company Common Stock ("Company Stock Option") that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, effective as of the Effective Time, become and represent an option to acquire the number of shares of Parent Common Stock (a "Substitute Option"), rounded up or down to the nearest whole share, determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (increased to the nearest whole cent) equal to the exercise price per share of such Company Stock Option divided by the Exchange Ratio; provided, however, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted if necessary to comply with
 Section 424(a) of the Code; and provided, further, that the conversion formula shall be further adjusted as provided in Section 2.3(d). After the Effective Time, except as provided in this Section 2.3, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the related Company Stock Option immediately prior to the Effective Time.

           (b) Prior to the Effective Time, the Company shall (i) obtain any consents from holders of Company Stock Options and (ii) amend the terms of its equity incentive plans or arrangements, in each case to the extent, if any, necessary to give effect to the provisions of Section 2.3(a).

           (c) As soon as reasonably practicable after the Effective Time, Parent shall (i) file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 or another appropriate form with respect to the shares of Parent Common Stock subject to such options,
 (ii) as soon as reasonably practicable, prepare and file with the Nasdaq listing applications covering the shares of Parent Common Stock issuable upon the exercise of Substitute Options and use all reasonable efforts to obtain approval for the listing of such shares of Parent Common Stock, subject only to official notice of issuance and (iii) amend the terms of its equity incentive plans or arrangements, in each case to the extent, if any, necessary to give effect to the provisions of Section 2.3(a). Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Substitute Options.

           (d) In the event that any Franchise Amount becomes due in accordance with the provisions of Section 2.6, the conversion formula applicable to each Substitute Option shall be adjusted by recalculating such formula in accordance with clauses (i) and (ii) of Section 2.3(a) as if the Exchange Ratio had been determined at the Effective Time to include the value of the Franchise Amount that is actually due in accordance with
 Section 2.6.

           (e) On any date on which either (i) a Contingent Deferred Payment is paid or (ii) the Escrow Agent releases any portion of the Escrow Account (as it may be increased) to Parent in respect of any Indemnified Losses, the conversion formula applicable to each Substitute Option shall be adjusted by recalculating such formula in accordance with clauses (i) and (ii) of Section 2.3(a) hereof as if the Exchange Ratio had been determined at the Effective Time to include the value of any Contingent Deferred Payment that is actually paid in accordance with Section 2.5 and to exclude the value of any portion of the Escrow Account that is released to Parent in respect of any Indemnified Losses.

           Section 2.4    Contingent Deferred Payment.

           (a) For purposes of this Agreement, the Contingent Deferred Payment shall have the meaning set forth in Exhibit A hereto. Capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings set forth in Exhibit A hereto.

           (b) As promptly as practicable, but no later than ninety (90) days after the end of the twelve month period ended March 31, 2001, the Company shall prepare and deliver to the Shareholder Representative (as defined in Section 9.4) the financial statements of the Company for the twelve month period ended March 31, 2001, which shall include a statement of the Indicators set forth on Exhibit A hereto and the calculation thereof (the "Company March 2001 Financials"). Such financial statements shall be prepared in accordance with GAAP based upon the books and records of the Company in a manner consistent with the Company's past practice as of the date hereof and shall be certified by the Chief Financial Officer of the Company. Concurrently with delivery of the Company March 2001 Financials, the Company shall deliver to the Shareholder Representative a statement setting forth the calculation of the Contingent Deferred Payment (the "CDP Statement"). Following the delivery of the CDP Statement, the Company shall give the Shareholder Representative and any independent auditors of the Shareholder Representative access at all reasonable times to the properties, books, records and personnel of the Company for purposes of reviewing the CDP Statement. The Shareholder Representative shall have thirty (30) days following delivery of the CDP Statement during which to notify the Company of any dispute regarding the calculation of the Contingent Deferred Payment set forth in the CDP Statement or the Company's calculation of the Indicators, as the case may be, which notice shall set forth in reasonable detail the basis for such dispute. If the Shareholder Representative fails to notify the Company of any such dispute within such 30-day period, the CDP Statement and the Indicator calculations shall be deemed to be final and binding upon the Company, Shareholder Representative and the shareholders. In the event that the Shareholder Representative shall so notify the Company of any dispute, the Shareholder Representative and the Company shall cooperate in good faith to resolve such dispute as promptly as possible.

           (c) If the Shareholder Representative and the Company are unable to resolve any such dispute within thirty (30) days of the delivery of notice of a dispute, such dispute shall be resolved by an independent accounting firm (the "Accounting Firm") reasonably acceptable to the Company and the Shareholder Representative, and such determination shall be final and binding on the Company, the shareholders and the Shareholder Representative. If the Shareholder Representative and the Company cannot mutually agree on the identity of the Accounting Firm, the Shareholder Representative and the Company shall each submit to the other party's independent auditor the name of a "big five accounting firm" which does not at such time and has not in the two years prior to such time provided material services to any of the Shareholder Representative, the Company or any of their respective affiliates, and the Accounting Firm shall be selected by lot from these two firms by the independent auditors of the two parties. Any expenses relating to the engagement of the Accounting Firm shall be paid by the party whom the Accounting Firm determines to be the non-prevailing party with respect to such dispute. The shareholders' portion, if any, of such expenses shall be deducted from the Contingent Deferred Payment, if any, and if sufficient funds are not available therein, Parent and the Shareholder Representative shall instruct the Escrow Agent to surrender to Parent a sufficient number of Escrowed Shares, valued at the Parent Stock Price, as payment for the shareholders' portion of such expenses. The Accounting Firm shall be instructed to use every reasonable effort to perform its services within thirty (30) days of submission of the CDP Statement to it and, in any case, as promptly as practicable after such submission.

           (d) The Company shall make the Contingent Deferred Payment, if any, in shares of Parent Common Stock to the Exchange Agent for distribution to the shareholders in accordance with the provisions of
 Section 2.5. For purposes of this Agreement, a "Final Determination" shall mean the earliest of (i) the expiration of the applicable time periods for notifying parties of disputes pursuant to Section 2.4(b) (assuming no such notification has been made during such time periods), (ii) the parties reaching a final agreement on such amount or (iii) the Accounting Firm rendering its determination pursuant to paragraph (c) above.

           Section 2.5    Payment of Contingent Deferred Payment.

           (a) Exchange Agent; CDP Exchange Fund. On the later of (i) fifteen (15) business days following a Final Determination and (ii) the Escrow Termination Date (as defined in the Escrow Agreement) (such date being hereinafter referred to as the "CDP Payment Date"), Parent shall deposit with the Exchange Agent certificates representing a number of shares of Parent Common Stock equal to the quotient of the Contingent Deferred Payment divided by the average of the closing prices of Parent Common Stock, as reported on the Nasdaq, on each of the fifteen trading days immediately preceding the date on which such shares are deposited with the Exchange Agent (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "CDP Exchange Fund") issuable pursuant to this Section 2.5 in respect of the Contingent Deferred Payment, and cash in an amount (determined in accordance with Section 2.2(e)) sufficient for payment in lieu of fractional shares. Notwithstanding the foregoing, if, on the CDP Payment Date, the aggregate amount of unpaid and unresolved claims for Indemnified Losses (as defined in Section 9.2(a)), as determined in accordance with Articles IX and X hereof, and subject to the conditions and limitations therein, and the Escrow Agreement, exceeds the value of the Escrow Account as it then exists, then the portion of the Contingent Deferred Payment which would be necessary to satisfy such claims shall be excluded from the CDP Exchange Fund and shall be deposited with the Escrow Agent (such shares of Parent Common Stock to be deposited in respect thereof, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Escrowed CDP") and shall be added to the Escrow Account to be released in accordance with the terms of the Escrow Agreement.

           (b) Payment Amount. The Exchange Agent shall pay to each person who held shares of Company Stock (other than Dissenting Shares) immediately prior to the Effective Time, out of the CDP Exchange Fund, a number of shares of Parent Common Stock (together with cash in lieu of fractional shares) equal to the product of (A) the number of shares of Parent Common Stock comprising the CDP Exchange Fund multiplied by (B) a fraction, (x) the numerator of which is the number of shares of Company Stock held by each such shareholder immediately prior to the Effective Time and (y) the denominator of which is the aggregate number of shares of Company Stock outstanding immediately prior to the Effective Time.

           (c) Payment Procedure. The Exchange Agent shall make such payment of shares of Parent Common Stock (together with cash in lieu of fractional shares) to each such shareholder in the manner and at the location specified in the letter of transmittal previously delivered by each such shareholder to the Exchange Agent pursuant to Section 2.2 (unless the Exchange Agent has otherwise been notified in writing by the Shareholder Representative) and otherwise in accordance with the applicable provisions of Section 2.2.

           Section 2.6    Franchise Amount.

           (a) Computation. For purposes of this Agreement, the "Franchise Amount" and "Partial Franchise Amount" shall have the respective meanings set forth in Exhibit A-1 hereto. Capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings set forth in Exhibit A-1 hereto.

           (b) Franchise Certificate. In the event that the Company obtains franchises for any or all of Chicago Areas 2, 3 and 4, in each case, on terms generally no less favorable than the terms of the Company's franchise with respect to Chicago Area 1 or otherwise approved by Parent, the Company shall prepare and deliver to Parent a certificate (each a "Franchise Certificate") executed by the Chief Executive Officer and the Chief Financial Officer of the Company and in form and substance reasonably satisfactory to Parent, certifying as to (i) the receipt of such franchise or franchises on such terms, (ii) the date on which such franchises shall have been obtained (each a "Franchise Receipt Date") and that such franchise or franchises are in full force and effect and (iii) documentation evidencing such franchise or franchises.

           (c) Exchange Agent; Franchise Exchange Fund. Within ten (10) business days following Parent's receipt of a Franchise Certificate in form and substance reasonably satisfactory to Parent (each such date being hereinafter referred to as a "Franchise Amount Payment Date"), Parent shall deposit with the Exchange Agent certificates representing a number of shares of Parent Common Stock equal to the quotient of (A) the product of
 (i) the Franchise Amount or a Partial Franchise Amount, as the case may be, multiplied by (ii) one minus the Indemnification Percentage divided by (B) the Parent Stock Price (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Franchise Exchange Fund") issuable pursuant to this
 Section 2.6 in respect of the Franchise Amount or a Partial Franchise Amount, and cash in an amount (determined in accordance with Section 2.2(e)) sufficient for payment in lieu of fractional shares.
 Simultaneously therewith, Parent shall deposit with the Escrow Agent pursuant to Section 2.1(l) certificates representing a number of shares of Parent Common Stock equal to the quotient of (A) the product of (i) the Franchise Amount or a Partial Franchise Amount, as the case may be, multiplied by (ii) the Indemnification Percentage divided by (B) the Parent Stock Price (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Escrowed Franchise Amount") to be included in the Escrowed Consideration and to be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement. Notwithstanding the foregoing, in the event that the Franchise Amount, or any Partial Franchise Amount, as the case may be, is payable after the first anniversary of the Closing, then, if on such date or dates the aggregate amount of unpaid and unresolved claims for Indemnified Losses (as defined in Section 9.2), as determined in accordance with Articles IX and X hereof, and subject to the conditions and limitations therein, and the Escrow Agreement, exceeds the value of the Escrow Account as it then exists, the portion the Escrowed Franchise Amount which would be necessary to satisfy such claims shall be deposited with the Escrow Agent and the remainder of the Escrowed Franchise Amount, if any, shall be included in the Franchise Exchange Fund.

           (d) Payment Amount. The Exchange Agent shall pay to each person who held shares of Company Stock (other than Dissenting Shares) immediately prior to the Effective Time, out of the Franchise Exchange Fund, a number of shares of Parent Common Stock (together with cash in lieu of fractional shares) equal to the product of (A) the number of shares of Parent Common Stock comprising the Franchise Exchange Fund multiplied by (B) a fraction,
 (x) the numerator of which is the number of shares of Company Stock held by each such shareholder immediately prior to the Effective Time and (y) the denominator of which is the aggregate number of shares of Company Stock outstanding immediately prior to the Effective Time.

           (e) Payment Procedure. The Exchange Agent shall make such payment of shares of Parent Common Stock (together with cash in lieu of fractional shares) to each such shareholder in the manner and at the location specified in the letter of transmittal previously delivered by each such shareholder to the Exchange Agent pursuant to Section 2.2 (unless the Exchange Agent has otherwise been notified in writing by the Shareholder Representative) and otherwise in accordance with the applicable provisions of Section 2.2.

           Section 2.7    Shares of Dissenting Shareholders.
 Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder that has exercised its right (to the extent such right is available by law) to demand and to receive the fair value of such shares (the "Dissenting Shares") under Section 5/11.70 of the Illinois Statute shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under the Illinois Statute and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the Illinois Statute. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right, each share of such holder's Company Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, without any interest thereon, the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any notice or demands for appraisal or payment for shares of Company Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. Except as provided in Section 6.5 hereof, provided that the Company has sufficient assets to, and actually does pay all holders of Dissenting Shares in accordance with the Illinois Statute and this Agreement, no assets of Parent will be used in the payment for Dissenting Shares.


                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Company Disclosure Schedules (as defined in Section 3.2), the Company represents and warrants to Parent and Sub as follows:

           Section 3.1 Organization. Each of the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted or as its present business (excluding expansions or additions to that business) is contemplated to be conducted ("Conducted"), and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined below). When used in connection with the Company or any of its Subsidiaries, the term "Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), liabilities, condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries taken as a whole except for such changes, events or effects which are directly the result of (i) the entering into or the public announcement of this Agreement or the transactions contemplated hereby, (ii) changes in the telecommunications industry generally or (iii) changes in general economic (excluding changes in the capital markets), regulatory or political conditions in the United States; except, in the case of each of (ii) and
 (iii), if the impact on the Company is more than insignificantly disproportionate to the more general impact of the change, event or effect. The Company has provided complete and correct copies of the articles of incorporation, by-laws or other organizational documents of the Company and each of its Subsidiaries as currently in effect. As used herein, "Subsidiary" means, with respect to any person, any entity of which such person owns, directly or indirectly, at least a majority of the voting securities or economic interests or which is directly or indirectly owned or controlled by such person.

           Section 3.2 Company Subsidiaries. All of the issued and outstanding shares of capital stock or other equity interest of each of the Company's Subsidiaries are owned by the Company or by a Subsidiary of the Company free and clear of all Liens (as defined in Section 3.3(a)) and are validly issued, fully paid and nonassessable, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary's capital stock or other equity interest, including any right obligating any such Subsidiary to issue, deliver or sell additional shares of its capital stock. A list of the Subsidiaries of the Company (including the authorized capital stock and beneficial and record owner thereof) is set forth in Section 3.2 of the disclosure schedules delivered by the Company to Parent in connection with this Agreement (the "Company Disclosure Schedules"). Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any equity or similar interest, or any interest convertible into or exchangeable for any such equity or similar interest, in any entity other than a Subsidiary.

           Section 3.3    Company Capital Structure.

           (a)  The authorized capital stock of the Company consists of:
 (i) 50,000,000 shares of Voting Common Stock, no par value, of the Company (the "Company Voting Common Stock") and 1,000,000 shares of Non Voting Common Stock, no par value, of the Company (the "Company Non Voting Common Stock" and, together with the Company Voting Common Stock, the "Company Common Stock"); (ii) 500,000 shares of Class A Convertible 8% Cumulative Preferred Stock, no par value, of the Company (the "Class A Preferred Stock"); (iii) 500,000 shares of Class B Convertible 8% Cumulative Preferred Stock, no par value, of the Company, ("Class B Preferred Stock"); and (iv) 100,000 shares of 133/4 Senior Cumulative Exchangeable Preferred Stock, $0.01 par value, of the Company ("Exchangeable Preferred"). As of the date hereof, (x) 3,728,666.2150 shares of Company Voting Common Stock; 552,271.8965 shares of Company Non Voting Common Stock; 1554.8710 shares of Class A Preferred Stock and 65,668.2 shares of Exchangeable Preferred were issued and outstanding, all of which were validly issued, fully paid and nonassessable, and no shares of Class B Preferred Stock were issued and outstanding; (y) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company; and (z) 6,518,486.6 shares of Company Voting Common Stock were reserved for issuance pursuant to the following: (A) 145,235.8330 shares pursuant to the 1998 Employee Stock Option Plan; (B) 140,375 shares pursuant to the 1998 Key Management Stock Option Plan; (C) 331,200 shares pursuant to the 1998 Stock Option Agreement entered into between the Company and each of Robert J. Currey and Ronald D. Webster; (D) 575,758.5360 shares pursuant to the 1997 Stock Option Plan; (E) 53,640 shares pursuant to the Company 1999 Stock Incentive Plan; (F) subjection to the provisions of Section 6.21 hereof, 599,916 shares pursuant to the Company 1999 ISP Stock Plan; (G) 97,830.00 shares pursuant to the Company ISP Employee Stock Option Plan;
 (H) 322,000.00 shares pursuant to an option agreement entered into with Robert J. Currey dated December 10 , 1999; (I) 1,554,871 shares pursuant to the conversion of the Class A Preferred Stock; (J) 3,016,060.35 shares pursuant to Warrants (as defined below), of which 1,308,195.65 are attributable to Warrants issued in connection with the Class A Preferred Stock, 438,870 are attributable to Warrants issued in connection with the Exchangeable Preferred, 18,994.7 are attributable to Warrants issued to Carr, Nickey & Company and 1,250,000 are attributable to the LaSalle Options (as defined below). As used herein, the term "Warrants" means (i) warrants to purchase Company Common Stock and (ii) options (the "LaSalle Options") issued pursuant to a Contribution and Indemnity Agreement, dated June 24, 1996, and any amendments thereto. All shares of Company Voting Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such shares of capital stock or the capital stock of any of the Company's Subsidiaries or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, limitations on transfer, charges or other encumbrances of any nature (collectively "Liens").

           (b) Section 3.3 of the Company Disclosure Schedules sets forth a complete and accurate list of each of the record and beneficial holders of
 (i) each class or series of the Company's capital stock and the number of shares of the Company's capital stock held by each holder as of the date hereof and the number of shares or other securities into which such capital stock is convertible, (ii) options and warrants and the exercise price, date of grant, and number of shares and class of capital stock of the Company into which such options and warrants are exercisable by each such holder as of the date hereof and the vesting schedules of each such option or warrant and (iii) the percentage of each class or series of capital stock of the Company held by each holder as of the date hereof, the percentage of the total outstanding capital stock of the Company held by each holder as of the date hereof, and the percentage of each such class or series and the percentage of the total outstanding capital stock as of the date hereof, assuming, at the then applicable exercise or conversion prices, whether or not then vested, exercisable or convertible: (A) conversion of all shares of Class A Preferred; (B) the exercise of all outstanding options; (C) the exercise of all warrants; and (D) the exercise or conversion, as applicable, of all other securities convertible into or exchangeable for shares of capital stock of the Company. No shares of capital stock of the Company and no securities convertible into or exercisable for shares of capital stock of the Company are convertible into or exercisable for any other class or series of capital stock of the Company other than Company Common Stock. Immediately prior to the Effective Time, the Company shall provide Parent with a revised capitalization table substantially in the form of Section 3.3 of the Company Disclosure Schedules and setting forth any changes made in the capitalization of the Company after the date hereof and prior to the Effective Time.

           (c) Except as set forth in this Section 3.3, there are no equity securities of any class of the Company or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued and outstanding or, reserved for issuance and the Company has not authorized the issuance of such security. Except as set forth in this
 Section 3.3, there are no options, warrants, equity securities, calls, rights commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity, security, call, right, commitment or agreement, and to the knowledge of the Company, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of the Company.

           (d) Each share of Class A Preferred Stock is, and immediately prior to the Effective Time will be, convertible into 1,000 shares of Company Voting Stock.

           (e) On January 9, 1998, the Company effected a 1,000 for 1 share split with respect to the Company Common Stock and no other splits or similar adjustments with respect to any of the Company's capital stock or securities convertible thereinto have otherwise occurred. The Board of Directors of the Company has rescinded, or will prior to the Effective Time rescind, the 3 for 1 share split described on the Company's Quarterly Report on Form 10-Q for the Quarterly Period ended September 30, 1999 and will file a Current Report on Form 8-K reflecting the foregoing and revising the disclosure contained in the Company's Quarterly Report on Form 10-Q for the Quarterly Period ended September 30, 1999.

           Section 3.4    Authority; No Conflict; Required Filings and
 Consents.

           (a) The Company has all requisite corporate power and authority to enter into and deliver this Agreement and the other agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements contemplated herein and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and each of its Subsidiaries, subject only (in the case of this Agreement) to the approval of the Merger by the Company's shareholders under the Illinois Statute. This Agreement and the other agreements contemplated herein have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable in accordance with the terms hereof and thereof, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

           (b) The only vote of the Company's shareholders required for the approval of the Merger and the consummation of the transactions contemplated hereby is the affirmative vote of (i) two-thirds of the outstanding shares of Company Voting Common Stock and Class A Preferred Stock, voting together as a class, and (ii) a majority of the outstanding shares of Class A Preferred Stock. This Agreement and the transactions contemplated hereby have been approved by (i) at least a majority of the directors comprising the Company's Board of Directors and (ii) at least a majority of the directors appointed by the holders of the Class A Preferred Stock, which are the only votes of the Company's Board of Directors required for approval of this Agreement and the consummation of the transactions contemplated hereby. The Company has taken all appropriate action so that the restrictions on business combinations contained in
 Section 5/11.75 of the Illinois Statute and in any other applicable laws will not apply to Parent or Sub and their respective associates and affiliates with respect to or as a result of this Agreement and the transactions contemplated hereby.

           (c) Persons holding, beneficially and of record, (i) (A) two-thirds of the outstanding shares of Company Voting Common Stock and Class A Preferred Stock, voting together as a class, and (B) two-thirds of the shares of Company Voting Common Stock and Class A Preferred Stock, voting together as a class, that would be outstanding assuming the exercise or conversion, as the case may be, of any and all options, warrants or other securities exercisable or convertible into Company Voting Common Stock or Class A Preferred Stock, whether or not then convertible or exercisable and
 (ii) (A) a majority of the outstanding shares of Class A Preferred Stock and (B) a majority of the shares of Class A Preferred Stock that would be outstanding assuming the exercise or conversion, as the case may be, of any and all options, warrants or other securities exercisable or convertible into Class A Preferred Stock, whether or not then convertible or exercisable, have each validly executed and delivered a Voting and Lock-Up Agreement substantially in the form attached hereto as Exhibit C and each such agreement is enforceable against each such person that is a party thereto in accordance with its terms except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law and the votes represented thereby represent the only approval required by the Company's shareholders as of the date hereof and at any time prior to the Effective Time necessary to approve the Merger and the other transactions contemplated hereby and thereby.

           (d) Except as set forth in Section 3.4 of the Company Disclosure Schedules, the execution and delivery of this Agreement and the other agreements contemplated herein does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the certificates of incorporation or bylaws of the Company or any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default or conflict with (or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or loss of any benefit) or require any consent or notice to any person, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their properties or assets or (iv) result in the imposition of any Lien (except the claims, agreements, limitations on voting rights or transfer and other encumbrances contemplated by this Agreement) against any of the properties or assets of the Company or any of its Subsidiaries.

           (e) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, county or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each such entity shall hereinafter be referred to as a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Illinois Articles of Merger with, and the issuance of the Illinois Certificate of Merger by, the Secretary of State of the State of Illinois in accordance with Illinois Statute, (iii) the filing of documents to satisfy the applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and state takeover laws, (iv) the filing with the SEC of the Registration Statement (as defined in Section 6.13(d)), (v) approval by the Illinois Public Utility Commission and applicable state and local franchising authorities and (vi) consents, authorizations, filings, approvals and registrations pursuant to the foregoing or set forth in Section 3.4 of the Company Disclosure Schedules.

           Section 3.5 SEC Filings. The Company has filed all reports and registration statements required to be filed by it with the SEC since May 14, 1998 (collectively, the "Company SEC Reports"). As of its filing date, and giving effect to any amendments thereof, each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be. As of its filing date, and giving effect to any amendments thereof, each Company SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date of such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

           Section 3.6 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Financial Statements") complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, had been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements contained therein (the "Interim Financial Statements"), as permitted by Form 10-Q or the Exchange Act regulations promulgated by the SEC), and each fairly presented the consolidated financial position of the Company and its consolidated Subsidiaries in all material respects as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated in accordance with GAAP (subject, in the case of the Interim Financial Statements, to normal audit adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

           Section 3.7 Absence of Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, and there is no existing condition or situation which could reasonably be expected to result in any such liabilities or obligations other than (i) liabilities reflected in the consolidated balance sheet of the Company dated as of September 30, 1999 (the "Company Balance Sheet"); (ii) normal or recurring immaterial liabilities incurred since September 30, 1999 in the ordinary course of business consistent with past practices; and (iii) liabilities set forth in Section 3.7 of the Company Disclosure Schedules.

           Section 3.8 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their businesses in the ordinary course, in a manner consistent with past practice, and there has not been: (i) any event, occurrence or development of a state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries; (iii) any amendment of any term of any outstanding security of the Company or any of its Subsidiaries; (iv) any incurrence, assumption or guarantee by the Company (other than guarantees of its Subsidiaries' obligations) or any of its Subsidiaries (other than guarantees of their Subsidiaries' obligations) of any indebtedness for borrowed money; (v) any creation or assumption by the Company or any of its Subsidiaries of any Lien (except as contemplated by this Agreement) on any asset; (vi) any making of any loan, advance or capital contributions to or investment in any person other than loans, advances or capital contributions to or investments in wholly owned Subsidiaries made in the ordinary course of business consistent with past practices; (vii) any condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries; (viii) any transaction or commitment made, or any contract or agreement entered into, amended or terminated by the Company or any of its Subsidiaries or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and its Subsidiaries taken as a whole; (ix) any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries; (x) any
 (A) grant of any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries, (B) entering into or renewal of any employment, deferred compensation, severance, retirement or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (C) increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (D) except in the ordinary course of business consistent with past practice, increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries; (xi) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; (xii) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in excess of $500,000, individually or $1,000,000 in the aggregate other than expenditures for planned build out of the Company's network that are in accordance with the budget agreed to between Parent and the Company;
 (xiii) except for capital expenditures and commitments referred to in subsection (xii) above, any acquisition or disposition of any material assets or properties or any Intellectual Property (as defined in Section 3.11) in one or more transactions, or any commitment in respect thereof;
 (xiv) any express or deemed election for Tax (as defined below) purposes or any offer to settle or compromise or any settlement or compromise of any liability with respect to Taxes (as defined below); (xv) any offers to existing Subscribers (as defined in Section 3.19(i)) for renewal at rates below the standard rates charged by the Company and its Subsidiaries; or
 (xvi) any Outage (as defined below). As used herein, "Outage" means any complete loss of any service to any System, including but not limited to any complete loss of network access, telephone, video, audio, Internet, data, bandwidth access, mail, web or other services.

           Section 3.9    Taxes.

           (a) (i) The Company and each of its Subsidiaries have duly and timely filed (or there have been duly and timely filed on its behalf), or a valid extension of time to file has been obtained, with the appropriate governmental authorities all Tax Returns (as hereinafter defined) required to be filed by it and all such Tax Returns are true, correct and complete in all material respects, and (ii) all Taxes for which the Company or any Subsidiary is or may be liable (whether or not shown on any Tax Return) in respect of periods (or portions thereof) ending on or before the Closing Date have been timely paid, or will be timely paid, or have been provided for on the Financial Statements and Interim Financial Statements in accordance with GAAP. With respect to any period (or portion thereof) through the Closing Date for which Taxes are not yet due or owing, the Company and each of its Subsidiaries have established due and sufficient reserves for the payments of such Taxes in accordance with generally accepted accounting principles, and such current reserves through the Closing Date are duly and fully provided for in the Financial Statements and Interim Financial Statements.

           (b) No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Company or any of its Subsidiaries, and none of the Company shareholders or the Company or any Subsidiary has received any notice, or otherwise has any knowledge, of any potential claim, proposal or assessment against the Company or any of its Subsidiaries for any such deficiency for Taxes.
 There are no pending, or to the best of the Company's or any Subsidiary's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes, and there are no matters under discussion between the Company or any Subsidiary on the one hand and any governmental authority on the other hand with respect to Taxes that, in the reasonable judgment of the Company shareholders, the Company or any of its Subsidiaries are likely to result in a material additional liability of the Company or any of its Subsidiaries for Taxes.

           (c) There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due and payable, and for which adequate reserves have been provided for on the Financial Statements and Interim Financial Statements in accordance with GAAP.

           (d) Each of the Company and each of its Subsidiaries has duly and timely withheld, collected and paid to the proper governmental authority all Taxes required to have been withheld, collected or paid.

           (e) No claim has ever been made to the Company or any Subsidiary by an authority in a jurisdiction where the Company or any Subsidiary has not filed Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.

           (f) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

           (g) There is no contract, plan or arrangement (written or otherwise) covering any current or former employee or independent contractor of the Company or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment of any amount that will not be deductible by the Company or any of its Subsidiaries under Section 280G of the Code.

           (h) Other than an affiliated group (as defined under Section 1504 of the Code) of which the common parent was the Company, neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group or (ii) any liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

           (i) No power of attorney that is currently in force has been granted by the Company or any of its Subsidiaries with respect to any matters relating to Taxes.

           (j) There are no tax sharing agreements or other similar arrangements with respect to or involving the Company or any of its Subsidiaries.

           (k) Neither the Company nor any of its Subsidiaries is, and during the five-year period ending on the Closing Date has been, a "United States Real Property Holding Corporation," as such term is defined in
 Section 897(c) of the Code or the Treasury Regulations promulgated thereunder.

           (l) "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, sales, withholding, estimated, social security, employment, unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, environmental, severance, transfer, recording, escheat, or other taxes, duties, assessments, or charges, imposed by any governmental authority and any interest, penalties, or additions to tax attributable thereto. "Tax Return" shall mean any report, return, document, declaration, information, return or filing (including any related or supporting information) filed or required to be filed with respect to Taxes.

           Section 3.10   Real Properties; Title to and Condition of Assets.

           (a) Neither the Company nor any Subsidiary of the Company now owns or at any time in the past has owned any fee interest in fee estates.

           (b) Section 3.10(b) of the Company Disclosure Schedules contains a complete and correct list of all Real Property leased, subleased, licensed, used or occupied by the Company and each of its Subsidiaries pursuant to the Leases ("Leased Real Property") setting forth information sufficient to identify specifically such Leased Real Property and material terms of the Leases with respect thereto. For purposes of this Agreement, "Leases" means the Real Property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any of its Subsidiaries is the lessee, sublessee, licensee, user or occupant of Real Property, or interests therein with lease payments in excess of $1,000 per month. Each Lease grants the lessee under the Lease the right to use and occupy the premises and rights demised thereunder in accordance with the terms thereof, free and clear of any Liens, other than (i) Liens for current Taxes, assessments and other governmental charges not yet due and payable or that may subsequently be paid without penalty or that are being contested in good faith by appropriate proceedings, and (ii) matters set forth in Section 3.10(b) of the Company Disclosure Schedules (collectively, "Permitted Liens"). The Company and its Subsidiaries have good and valid title to the leasehold estate or other interest created under its respective Leases free and clear of any Liens other than Permitted Liens and except as otherwise provided in the Leases. In the case of easements, rights of access, rights-of-way, licenses and other interests included in the Real Property, the Company and its Subsidiaries have such title or other interest as is necessary to permit the use and enjoyment of such properties substantially in the manner such properties are used and are contemplated to be used.

           (c) The Leased Real Property constitutes all the leasehold and other interests in Real Property held by the Company and its Subsidiaries, and constitutes all of the leasehold and other interests in Real Property necessary for the conduct of, or otherwise material to, the business of the Company and its Subsidiaries as it is Conducted, except for any leasehold or other interest acquired or disposed of in the ordinary course of business after the date hereof.

           (d) The Real Property has been maintained in compliance with (i) all applicable laws, treaties, statutes, ordinances, codes, rules or regulations of Governmental Entities, including, without limitation, local zoning and subdivision ordinances ("Laws"), (ii) all applicable judgments, decrees, orders, writs, awards, injunctions or determinations of an arbitrator or court or other Governmental Entity ("Orders") and (iii) all applicable Licenses (as defined in Section 3.22(a)), except, in each case, where the failure to be in compliance would not have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company and its Subsidiaries, none of the Real Property is subject to any decree or order of any Governmental Entity to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity.

           (e) As used herein, "Real Property" means all the leasehold and fee simple interests in all fee estates, and all buildings, fixtures, and all other improvements located thereon (including, without limitation, towers), leasehold interests in real estate, private easements, private rights to access, private rights-of-way, and other real property interests including, without limitation, head-end sites which are owned, leased or used by the Company and its Subsidiaries in the conduct of their business or operation of the Systems.

           (f) The Company and its Subsidiaries have good and marketable title to, or valid leasehold or other interests in, and possession or valid use of, all of their respective assets and properties, including without limitation the Systems (as defined in Section 3.19), free and clear of all Liens. Such assets and properties are in good operating condition and repair, ordinary wear and tear excepted, and will permit the Company and its Subsidiaries to comply with the material terms of their current Franchises (as defined in Section 3.22(a), but excluding franchises applied for but not yet awarded). Such assets and properties constitute all property and rights, real and personal, tangible and intangible, necessary or required to operate the Systems and Conduct the business of the Company and its Subsidiaries.

           Section 3.11 Intellectual Property. The Company and its Subsidiaries own or have a valid license to use each trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right (collectively, the "Intellectual Property") necessary to carry on its business substantially as Conducted. Neither the Company nor any of its Subsidiaries has received any notice of infringement of or conflict with, and to their knowledge, there are no infringements of or conflicts with, the rights of any person with respect to the use of any Intellectual Property.

           Section 3.12   Agreements, Contracts and Commitments.  Section
 3.12 of the Company Disclosure Schedules sets forth a true and complete list of all the following arrangements, agreements, or understandings, whether written or oral, to which the Company or any of its Subsidiaries is a party, (i) any agreements relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed, secured by any asset or otherwise),
 (ii) any agreements for the lease of personal property to or from any person, (iii) any agreement concerning a partnership or joint venture, (iv) any agreement concerning confidentiality or non-competition other than those entered into in the ordinary course of business for the benefit of the Company's vendors or potential investors, (v) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of the current or former employees of the Company or any of its Subsidiaries, (vi) any collective bargaining agreement, (vii) any agreement for the employment or retention of any individual on a full-time, part-time, consulting, or other basis not terminable on less than 30 days notice without penalty or cost, (viii) any agreement under which it has advanced or loaned any amount in excess of $1,000 to any of the employees or affiliates of the Company or any of its Subsidiaries, (ix) any agreement providing for indemnification of or by the Company, (x) any agreement by the Company or any of its Subsidiaries providing products or services to any person for consideration other than cash or receiving consideration from any person in products or services in lieu of cash, (xi) any agreement for the purchase of materials, software, supplies, goods, services, equipment or other assets providing for either annual or aggregate payments by the Company and its Subsidiaries of $100,000 or more; (xii) any sales, distribution or other similar agreement providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for annual or aggregate payments by the Company and its Subsidiaries of $100,000 or more, (xiii) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise); (xiv) any option, license, franchise or similar agreement; (xv) any agency, dealer, sales representative, marketing or other similar agreement; (xvi) any agreement to provide service to any Subscriber other than the standard dial-up service contracts previously disclosed to Parent which individually or in the aggregate would be material; (xvii) any formal or informal partnership arrangement with any merchant or service or web content provider; (xviii) any agreement with any local exchange carrier, competitive local exchange carrier, competitive access provider or other telecommunications carrier; (xix) any collocation or other similar agreements; (xx) any peering, transit or other agreement with any Internet service provider, online company or similar entity; (xxi) any pole attachment agreements; (xxii) any programming agreements; (xxiii) any right of entry agreements; (xxiv) any bulk agreements and (xxv) any other agreement (or group of related agreements) material to the Company or any of its Subsidiaries or disclosed, or required to be disclosed, in the Company SEC Reports (such contracts and agreements, the "Material Agreements"). The Company has delivered to Parent a correct and complete copy of each written Material Agreement and a written summary setting forth the terms and conditions of each oral Material Agreement. Except as set forth in Section 3.12 of the Company Disclosure Schedules, all Material Agreements are valid, binding and enforceable in accordance with their terms and will continue to be so on identical terms immediately following the consummation of the transactions contemplated by this Agreement, and neither the Company or any of its Subsidiaries are in default under any of such agreements, nor, to the best knowledge the Company, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default by the Company or any of its Subsidiaries. Except as set forth in Section 3.12 of the Company Disclosure Schedules,
 (i) all right of entry agreements have perpetual terms and (ii) none of the Material Agreements contain any revenue sharing provisions and to the extent any such agreements contain such provisions, the schedule shall describe the revenue sharing information with respect to such agreements.

           Section 3.13   Litigation.

           (a) Except as set forth in Section 3.13 of the Company Disclosure Schedules, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries at law or in equity or before or by any court, Governmental Entity or arbitrator, nor is there any judgment, decree, injunction, rule or order of any court, Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries. Neither the Company nor any of its subsidiaries is in violation of any term of any judgment, decree, injunction or order outstanding against it.

           (b) No demands have been made on the Company or any of its Subsidiaries by any Governmental Entity, utility, pole lessor, or other party, which seek or could reasonably be expected to result in the termination, modification, suspension or limitation to the rights or obligations of the Company or any of its Subsidiaries with respect to the Franchises, Licenses or Material Agreements.

           Section 3.14   Environmental Matters.

           (a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below) (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, which are in full force and effect, and compliance with the terms and conditions thereof). As of the date of this Agreement, the Company and its Subsidiaries have not received since January 1, 1995 any written communication, whether from a governmental authority, citizens' group, employee or otherwise, alleging that the Company and its Subsidiaries is not in such compliance.

           (b) Except as set forth in Section 3.14 of the Company Disclosure Schedule, there is no Environmental Claim (as defined below) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

           (c) There have been (a) no Releases (as defined below) of Hazardous Materials (as defined below) at any of the Real Property or (b) to the knowledge of the Company, at any other location that could have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

           (d) Except as set forth in Section 3.14 of the Company Disclosure Schedules, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material, which could form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law which could have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

           (e) As used herein, (i) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging any actual or potential liability arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation of any Environmental Law, (ii) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution, protection of human health or the environment, including, without limitation, those relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials, (iii) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law and (iv) "Release" means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

           Section 3.15 Transactions with Affiliates. Neither the Company nor any of its Subsidiaries is involved with any of its officers, directors, affiliates, employees or shareholders in any contract, loan, commitment, transaction or in any other situation which may generally be characterized as a "conflict of interest," including, without limitation, any direct or indirect interest in the business of competitors, suppliers or customers of the Company or any of its Subsidiaries.

           Section 3.16   Employee Benefit Plans.

           (a) Section 3.16 of the Company Disclosure Schedules contains a true and complete list of, (i) each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; (ii) each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); (iii) each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); (iv) each employment, termination or severance agreement; and (v) each other employee benefit plan, fund, program, agreement or arrangement, other than the Bonus Pool as defined in Section 6.17, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate"), or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any of its Subsidiaries (collectively, the "Plans"). No Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan (other than a modification or change required by applicable Laws) that would affect any employee or former employee of the Company or any of its Subsidiaries.

           (b) With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents: (i) a copy of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof); (ii) a copy of the two most recent annual reports and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto; (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (v) the most recent determination letter received from the IRS with respect to each Plan intended to qualify under Section 401 of the Code.

           (c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

           (d) All contributions required to be made with respect to any Plan on or prior to the Effective Time have been timely made or are reflected on the Company's balance sheet.

           (e) Neither the Company nor any of its Subsidiaries, any Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any of its Subsidiaries, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

           (f) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code. There are no pending or, to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

           (g)  Each Plan intended to be "qualified" within the meaning of
 Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. Each Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements.

           (h) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). No condition exists that would prevent the sponsor of any Plan providing health or medical benefits in respect of any active employee of the Company or any of its Subsidiaries from amending or terminating such Plan.

           (i) No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 162(m) or 280G of the Code.

           (j) Except as expressly provided in this Agreement or disclosed in Section 3.16 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

           Section 3.17   Labor Matters.  Except as set forth in Section
 3.17 of the Company Disclosure Schedules, (i) the Company and its Subsidiaries are not a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does the Company know of any activities or proceedings on behalf of or by any labor union to organize any such employees, (ii) there are no unfair labor practice charges or complaints, or any current union representation questions, involving employees or former employees of the Company or any of its Subsidiaries pending against the Company or any of its Subsidiaries before the National Labor Relations Board or similar foreign entity and (iii) there is no labor strike, lockout, organized slowdown or organized work stoppage in effect or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.

           Section 3.18   Compliance with Laws; Regulatory Approvals.

           (a) No Violation of Law. The Company and its Subsidiaries are in compliance, and have conducted their respective businesses and operated the Systems in accordance, with (and, to the knowledge of the Company, are not under investigation with respect to and have not been threatened in writing to be charged with or given notice that the continued operation of any business or assets does or will violate or conflict with), all applicable Laws and Orders and the Company and its Subsidiaries are not in default of, or in violation with respect to, any Order. The Company and its Subsidiaries hold all Licenses and Franchises and all certificates, consents, permits, qualifications and authorizations from all Governmental Entities necessary for the lawful conduct of the business and operations of the Systems. Except as set forth in Section 3.18 of the Company Disclosure Schedules, each of the Company and its Subsidiaries has all requisite authority from federal, state, local or municipal authorities to hold itself out as a provider of, and to provide, telecommunications services and to Conduct the business and operations of the Systems, including local exchange telephone and interexchange toll services, Internet access, or any other telecommunications services offered by the Company, and whether offered on facilities within its own or other private rights-of-way or on public rights-of-way. The Company has timely filed all required tariffs, reports, or other information required for the conduct of its telecommunications business. The Company's tariffs are in effect and no action is pending or, to the knowledge of the Company, threatened challenging the lawfulness of the Company's operations or services or any element of such operations or services. Except as set forth in Section
 3.18 of the Company Disclosure Schedules, (i) all television stations carried by the cable systems are carried either pursuant to retransmission consent agreements or must-carry elections (or must-carry defaults) (which
 Schedule includes a description of the basis for the exception) and (ii) the Company has delivered or made available to Parent full and complete copies of all retransmission consent agreements. For each commercial television station carried on a System that has elected must-carry status, but that is not being carried because of signal quality problems or potential copyright liability, Section 3.18 of the Company Disclosure Schedules lists the call sign of the station and the reason for non-carriage. Except as set forth in Section 3.18 of the Company Disclosure Schedules, there are no requests by any television station which asserts that it is entitled to must-carry status seeking carriage on any System which the Company or any of its Subsidiaries has denied or refused to honor or which is the subject of a complaint filed with the FCC.

           (b) Licensing. The Company and its Subsidiaries are permitted under all applicable Franchises, Licenses and rules, regulations and orders of the Federal Communications Commission ("FCC"), all applicable state, local or municipal laws or regulations to distribute the transmissions (whether television, satellite, radio or otherwise) of video programming or other information that they make available to Subscribers (the "Signals") and to use all carrier frequencies generated by the operations of the Systems. The Company and its Subsidiaries are licensed to operate all the facilities required by law to be licensed, including, without limitation, any business radio and any cable television relay service system being operated as part of the Systems. Other than requests for network non-duplication and syndicated exclusivity, and sports black-out protection, neither the Company nor any of its Subsidiaries has received any written requests from the FCC, the United States Copyright Office or any other person challenging or questioning the right of operation of the Systems and of any FCC-licensed or registered facility used in conjunction with the Company and its Subsidiaries' operation of the Systems. The Company and its Subsidiaries have not violated any Laws or any duty or obligation with regard to protecting the privacy rights of any past or present Subscribers. Except as set forth in Section 3.18(b)(ii) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has made or is bound by any commitments to any state, municipal, local or other governmental commission, agency or body with respect to the operation and construction of their respective systems which are not fully reflected in the Franchises or Licenses.

           (c) Pole Attachment Agreements. Each of the Company and its Subsidiaries (i) has complied in all material respects with the terms and conditions of all pole attachment agreements to which it is a party (including any requirements for notifications, filing, reporting, posting and maintaining logs and records) and (ii) has not performed any act or failed to perform any act, the doing of which or failure to do so, would invalidate or impair in any material respect its rights under the pole attachment agreements. There is no pending claim that operations by the Company or any of its Subsidiaries pursuant to any pole attachment agreement have been improperly conducted or maintained in any material respect. There is no action, suit or proceeding pending, or to the knowledge of the Company, threatened, to terminate, suspend or modify in any material respect any pole attachment agreement.

           (d) Programming Agreements. Each of the Company and its Subsidiaries (i) has complied in all material respects with the terms and conditions of the programming agreements to which it is a party (including any requirements for notifications, filing, reporting, posting and maintaining logs and records) and (ii) has not performed any act or failed to perform any act, the doing of which or the failure to do, would invalidate or impair in any material respect its rights under the programming agreements. Except as set forth in Section 3.18(d) of the Company Disclosure Schedules, no consents, permits or approvals of, or notice to, or declaration, filing or registration with, any Governmental Entity or any other person under the Franchises, Licenses, Material Agreements or other agreement involving the Company or any of its Subsidiaries or under any Law or otherwise is required in connection with the execution, delivery or performance of any programming agreement.
 Except as set forth in Section 3.18(d) of the Company Disclosure Schedules, no material programming agreement expires or requires renewal or other material modification within two years of the date of this Agreement. Except as set forth in Section 3.18(d) of the Company Disclosure Schedules, there is no pending claim that operations by the Company or any of its Subsidiaries pursuant to any programming agreement have been improperly conducted or maintained in any material respect. There is no action, suit or proceeding pending, or to the knowledge of the Company, threatened, to terminate, suspend or modify in any material respect any programming agreement.

           (e) Cable Act. The Company and its Subsidiaries are operating the Systems in material compliance with the Franchises, the Copyright Act, the Cable Act, the provisions of the Communications Act of 1934, as amended, 47 U.S.C. section151 et seq. and the rules and regulations promulgated thereunder ("Communications Act"), as such Laws apply to the Systems, including those relating to signal carriage, syndicated exclusivity, network non-duplication, sports black-out, must-carry and retransmission consent. No written notice or demands, and to the knowledge of the Company and its Subsidiaries, no oral notice or demands, have been received from any television station or from any other person claiming to have a right, or objecting to or challenging the right of the Systems, to carry or deliver any signal, or challenging the channel position on which any television station is carried. The Company and its Subsidiaries have used reasonable good faith efforts to establish rates charged to Subscribers that are or were allowable under the Cable Act and any authoritative interpretation thereof now or then in effect, whether or not such rates are or were subject to regulation at that date by any Governmental Entity, including any local franchising authority and/or the FCC, unless such rates were not subject to regulation pursuant to a specific exemption from rate regulation contained in the Cable Act, other than the failure of any franchising authority to have been certified to regulate rates. The Company and its Subsidiaries have filed complete and correct reports and filings required to be filed pursuant to the Cable Act or FCC rules or regulations with respect to the Systems, including but not limited to equal opportunity reporting in accordance with Section 634 of the Cable Act. No System is rate-regulated under any Law. A request for renewal has been timely filed under Section 626(a) of the Cable Act with the proper Governmental Entity with respect to each Franchise expiring within 36 months of the date of this Agreement. Neither the Company nor any of its Subsidiaries have received any written notice or, to the knowledge of the Company and its Subsidiaries, any oral notice from any Governmental Entity with respect to the intention to enforce customer service standards pursuant to the Cable Act, and neither the Company nor any of its Subsidiaries have agreed with any Governmental Entity to establish customer service standards that exceed the standards in the Cable Act. Except as set forth in Section 3.18(e) of the Company Disclosure Schedules, there are no requests by any television station that asserts must-carry status seeking carriage on any System that the Company or any of its Subsidiaries has denied or refused to honor or that is the subject of a complaint filed with the FCC. For the purposes of this Agreement, "Cable Act" means Title VI of the Communications Act of 1934, as amended, 47 U.S.C. section151 et seq., and all other provisions of the Cable Communications Policy Act of 1984, Pub. L. No. 98-549, the Cable Television Consumer Protection and Competition Act of 1992, Pub. L. No. 102-385, and the provisions of the Telecommunications Act of 1996 amending Title VI of the Communications Act, as such statutes may be amended from time to time, and the rules and regulations promulgated thereunder.

           (f) CLI. The Company and its Subsidiaries have conducted all system and microwave performance tests required by any applicable Law, including all Cumulative Leakage Index ("CLI") related tests applicable to the Systems. The Company and its Subsidiaries have (i) maintained appropriate log books and other record keeping which accurately and completely reflect in all material respects all results required to be shown thereon, (ii) to the extent required by the rules and regulations of the FCC, corrected any radiation leakage of the Systems required to be corrected in connection with monitoring obligations of the Company and its Subsidiaries under the rules and regulations of the FCC and (iii) otherwise complied in all material respects with all applicable CLI rules and regulations in connection with the operation of the Systems. Parent may, with reasonable notice, review all tests and filings at offices of the Company. Neither the Company nor any of its Subsidiaries is using any frequency whose use is prohibited by the FAA (as defined below), Department of Defense or any other Governmental Entity.

           (g) FAA Rules and Regulations. The Systems are being operated in all material respects in compliance with the rules and regulations of the Federal Aviation Administration ("FAA"). Section 3.18(g) of the Company Disclosure Schedules lists the existing towers, if any, utilized in conjunction with the Systems. Without limiting the generality of the foregoing, the existing towers, if any, of the Systems are obstruction-marked and lighted in all material respects in accordance with the rules and regulations of the FAA and FCC if so required. All required authorizations, including, without limitation, hazard to air navigation determinations, for any such towers have been issued by and pursuant to the rules and regulations of the FAA. Except as set forth in Section 3.18(g) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries leases space on any such towers to any third party.

           (h) Copyright. The Company has deposited with the United States Copyright Office all statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the United States Copyright Office required under the Copyright Act with respect to the business and operations of the Systems as are required to obtain, hold and maintain the compulsory copyright license for cable television systems prescribed in Section 111 of the Copyright Act and has made all payments to ASCAP and BMI required under the Copyright Act. Neither the Company nor any of its Subsidiaries has any knowledge of any deficiency in the amount of compulsory copyright or other fee payments made and has not received any statement, notice or claim respecting an underpayment or nonpayment of any compulsory copyright or other fee payment for the Systems. Except as set forth in Section 3.18(h) of the Company Disclosure Schedules, the Company and its Subsidiaries are in compliance in all material respects with the Copyright Act and the rules and regulations of the Copyright Office with respect to the operation of the Systems. The Company and its Subsidiaries are entitled to hold and do hold the compulsory copyright license described in Section 111 of the Copyright Act, which compulsory copyright license is in full force and effect and has not been revoked, canceled, encumbered or adversely affected in any manner.

           Section 3.19 Systems Information. Section 3.19 of the Company Disclosure Schedules sets forth a complete and correct description of the following applicable information with respect to each System operated by the Company and its Subsidiaries as of the date hereof (unless a different date is specified below or indicated in Section 3.19 of the Company Disclosure Schedules) with paragraph references corresponding to those set forth below. As used herein, "Systems" means the infrastructure used to provide telephone, video, audio, Internet, data, bandwidth access and related services, including network components, communications facilities, computing platforms and services (including for mail, news, DNS, web, authentication, and other services), power plants, data processing platforms, MIS systems, DRS Network components, office automation systems and internal LAN, network management systems:

           (a) for the period ended September 30, 1999 (or such other period or date indicated in Section 3.19 of the Company Disclosure Schedules) a description of the services offered by each System; the rates charged by the Company and its Subsidiaries for each; a description of any memoranda of understanding or other agreements regarding rates; and any other charges by the Company and its Subsidiaries for services to Subscribers (as defined below);

           (b)  the channel and bandwidth capacity of the Systems;

           (c) the number of off-air signals available in the community in which each System operates;

           (d) the date and amount of the last rate increase for System service and a description of marketing programs, policies and practices;

           (e) a description of any proposed rate increases and channel changes;

           (f) the approximate total number of miles of fully completed and operational trunk and distribution cable, the approximate number of miles of aerial plant and the approximate number of miles of underground plant of each System as of the date hereof;

           (g) all channel additions in the immediately preceding 12 months, Subscribers affected and carriage payments (such as launch revenues or equipment support) received in the immediately preceding 12 months;

           (h) the cities, towns, townships, villages, and boroughs served by each System;

           (i) the number of Subscribers (as defined below) and the number of bulk Subscribers receiving each of the services provided by the Systems (set forth separately with respect to each such service provided by the Systems) and the number of homes passed and marketable homes and how such numbers have been calculated; for purposes of this Agreement, the term "Subscribers" means any customers of the Company or any of its Subsidiaries, except for persons served under bulk contracts, who (i) are currently connected to and receiving telephone, video, audio, Internet, data, bandwidth or related services from the Systems, (ii) are being charged or have pre-paid the Company's or Subsidiary's standard rates (which rates are set forth in Section 3.19(a) of the Company Disclosure Schedules) pursuant to the Company's standard form contracts previously provided to Parent, (iii) have paid such stated rates in full for at least one full month, (iv) are not two or more months delinquent in the payment of any invoice from the Company or any of its Subsidiaries, (v) have not, in the preceding two months, been given a waiver or forgiveness of service charges (other than charges inappropriately billed), (vi) have not received any inducements or free services to become connected to the Systems or to receive or pay for service, (vii) have not notified the Company or any of its Subsidiaries of their intention to cancel service (other than pursuant to the Company's customary renewal and cancellation procedures in numbers consistent with past history); and (viii) with respect to a hotel, motel or other multiple dwelling unit customer which pays less per dwelling unit than the rates charged in the relevant area by the applicable provider for detached single family homes, such customer shall be considered to be that number of basic Subscribers which is equal to revenues from basic service generated by such hotel, motel or other customer for the month ending on the relevant date (or if such date is not the end of the month, the month ending immediately prior to such date) (without regard to non-recurring revenues from ancillary services such as installation fees) divided by the full rate charged to detached single family homes for such service in the relevant area by the applicable provider;

           (j)  the Company's monthly churn rate for each service
 (consisting of (i) cancellations of month-to-month service and long-term subscriptions prior to expiration and (ii) non-renewal of long-term contracts upon expiration) during each full calendar month during the twelve calendar month period prior to the date hereof; and

           (k) the amount of unearned revenue for all Subscriber contracts with a remaining term of (i) less than or equal to 90 days, (ii) greater than 90 days and less than or equal to one year (iii) greater than one year and less than or equal to two years, (iv) greater than two years and less than or equal to three years and (v) greater than three years.

           Section 3.20   Outside Plant/Network; CLEC; Internet Related
 Systems.

           (a) Outside Plant/Network. The Company's outside plant and network consists of six (6) main components: the switch/head-end; the Network Operations Center (NOC); the Fiber Optic Transport Facilities; the Transport and Campus Hubs; the local Hybrid Fiber Coax (HFC) Distribution Center; and the RBOC collocation sites. All of the equipment, hardware, and software necessary to operate the business is in good working condition and has been installed in accordance with and complies with industry standards and Bellcore standards, including all applicable safety standards, regulatory specifications and manufacturer guidelines. The outside plant and network is constructed using industry accepted guidelines and the Company has secured and is in compliance with all of the right-of-ways, pole attachments, vendor agreements and all other agreements, including, but not limited to, interconnection agreements necessary to operate the business. The Ameritech collocation sites have been constructed according to Ameritech and Bellcore standards and the Company has complied with all of the terms and conditions of the collocation agreements. The distribution facilities of the outside plant network and systems do not constitute a trespass, prohibited encumbrance or illegal occupation of land of any third person. Section 3.20(a) of the Company Disclosure Schedules contains a complete and accurate list of all third party plant, structures and equipment used by the Company. The Company's network consists of approximately 204,479 homes passed, approximately 87,889 marketable homes, approximately 40 underground plant miles and approximately 143 aerial plant miles. In addition, the Company has 547 nodes, approximately 151 miles of activated plant, 491 right of entry buildings activated and connected to the network and 79 bulk buildings activated and connected to the network. Further, the Company has 38 bulk buildings under contract, 15 bulk buildings wired, 268 right of entry buildings under contract and 41 right of entry buildings wired.

           (b) CLEC Plant/Equipment. The plant, structures equipment and all other assets of the CLEC system of the Company and its Subsidiaries are in good working order and repair and comply in all material respects with applicable rules, regulations and standards regarding their intended use. Such assets meet, in all material respects, all current industry technical performance standards, including industry fiber optic standards, for a system of its particular design. All of the CLEC equipment, hardware, software, switch, transmission systems and all other equipment is the most recent version of equipment offered by the respective vendors. The CLEC system physically attaches to at least two (2) tandems in the 358 LATA. The CLEC System connects to the SS7 network for signaling and corresponding features and functions (i.e. voice mail, caller ID etc.). The Company has applied for and received all NXX codes and all other applicable codes in order to function as a CLEC and interconnect to the public switch telephone network, and the codes and all other equipment, functionality and agreements are transferable to Parent. The Company is providing telephony service via collocation within Ameritech's central offices and the leasing of unbundled loops and the Company complies with all aspects of the collocation agreement and regulations regarding the installation of equipment within an Ameritech central office. The Company is providing direct operator service, directory assistance and E911 services. Except as set forth in Section 3.20(b) of the Company Disclosure Schedules, the interconnection agreement between the Company and Ameritech and all other agreements necessary to operate the CLEC business are in full force and effect and are fully transferable to Parent without any required consents. The Company and its Subsidiaries have an inventory of spare parts and other materials relating to their CLEC business of the type, nature and amount consistent with Company's past practices and good CLEC industry practices.
 Section 3.20(b) of the Company Disclosure Schedules contains a complete and accurate list of all third party plant, structures and equipment used by the Company and its Subsidiaries. Except as set forth on Section 3.20(b) of the Company Disclosure Schedules, the Company and its Subsidiaries have all consents and approvals necessary to use the plant, structures and equipment used by the Company and its Subsidiaries. The rates charged by the Company for local telephone service are at least 15% below the rates charged by Ameritech.

           (c) Internet Related Systems. Except as set forth in Section 3.20(c) of the Company Disclosure Schedules, (i) all of the Internet-related Systems, services and platform servers are running, or peaking, at no higher than 50% of capacity, (ii) all of the Internet-related Systems' services are replicated in a redundant manner across available platform servers, (iii) all remote physical points of presence ("POPs") are secure, conform to equipment manufacturers' recommended environmental parameters, and contain a generator, battery power source, an UPS, and/or a generator-battery source-UPS combination to provide AC and/or DC power for a minimum of eight hours, (iv) the Subscriber blockage rate for dial-in Subscribers is no greater than 1% of Subscriber attempts across the overall network infrastructure, (v) the configuration diagrams provided to Parent reasonably represent the redundant network facilities between major backbone locations, and between remote physical POPs and major network concentration points, (vi) the existing power plant(s) at the Company's main location is equipped with an uninterrupted power supply with a battery back-up of at least 8 hours, (vii) all deployed dial-in modem, modem shelf, and corresponding technology conform to the V.90 modem standard, (viii) the Company utilizes a DHCP, or other dynamic, IP address allocation scheme that conforms to industry standards to support residential Subscribers, and
 (ix) the Company has access to the quantity of IP addresses sufficient to support the Company's Subscriber base as currently existing and as currently contemplated to exist as of December 31, 2000.

           Section 3.21   No Other Operators.  Except as described in
 Section 3.21 of the Company Disclosure Schedules, (i) each System is the only multiple video service provider, whether by wireline (telephone or cable) or, to the Company's knowledge, wireless (SMATV, MATV, MMDS, ITFS or other), presently serving the communities which it serves, (ii) to the knowledge of the Company, the entry of no other multiple channel video service provider is presently contemplated by any person in the communities now served by the Systems, (iii) there are no franchises or other authorizations, other than the Franchises that have been issued with respect to the communities served by the Systems, and (iv) no person has any right to acquire any interest in any cable or pay television system or assets of the Company or any of its Subsidiaries (including any right of first refusal or similar right) upon an assignment or transfer of control of a Franchise, other than rights of condemnation or eminent domain afforded by Law.

           Section 3.22   Franchises; Licenses.

           (a)  Section 3.22 of the Company Disclosure Schedules contains
 (i) a true and complete list of all franchises and any amendments thereto, new or renewal franchise applications (if any), authorizations, ordinances, permits and agreements relating to the Systems or issued or granted by any Governmental Entity (the "Franchises"), and (ii) all licenses, sublicenses, permits, consents, orders, approvals, applications, grants, concessions, franchises, authorizations, registrations, filings, waivers, variances or clearances under any Law or with any Governmental Entity (including the U.S. EPA, U.S. EEOC, OSHA, Federal Trade Commission, U.S. Department of Justice, U.S. Department of Commerce, FAA, FCC and municipal franchise authorities) including, without limitation, all domestic satellite, business radio, CARS band and other microwave licenses, and all authorizations and permits relating to the Systems (the "Licenses"), used in or necessary to the Conduct of the business or operations of the Company and its Subsidiaries or the Systems. The Company has delivered to Parent true and complete copies of each of the Franchises and Licenses, including any amendments thereto.

           (b) Each of the Franchises and Licenses is valid, in full force and effect, and enforceable in accordance with its terms against the parties thereto. At Closing, Parent will acquire, through ownership of the Company, good and marketable title to all Franchises and Licenses free and clear of all Liens. The Company and its Subsidiaries are validly and lawfully operating the Systems under the Franchises and Licenses and the Company has fulfilled when due, or has taken all action necessary to enable it to fulfill, when due, all of its obligations thereunder. There has not occurred any default (without regard to lapse of time, the giving of notice, the election of any person other than the Company, or any combination thereof) by the Company nor, to the knowledge of the Company, has there occurred any default (without regard to lapse of time, the giving of notice, the election of the Company, or any combination thereof) by any person other than the Company under any of the Franchises or Licenses. Neither the Company nor, to the Company's knowledge, any other person, is in arrears in the performance or satisfaction of its financial, documentary service, operational or other obligations under any of the Franchises or Licenses, or any agreements entered into pursuant thereto, including, without limitation, the payment of all franchise and other fees to relevant franchising authorities and no waiver or indulgence has been granted by any of the parties thereto. There is not pending any proceeding, application, petition, objection, pleading or other notification with any Governmental Entity that questions the validity of any Franchise or License or which presents a substantial risk that, if accepted or granted, would result in the revocation, cancellation, suspension or any adverse modification of any Franchise or License and no franchising authority has commenced, or given notice to the Company that it intends to commence, a proceeding to revoke a Franchise held by the Company or any of its Subsidiaries. The Franchises and Licenses are sufficient to permit the Company and its Subsidiaries to operate the Systems lawfully and in the manner in which they are currently operated and intend to be operated. No franchising authority has advised the Company or any of its Subsidiaries in writing, or otherwise notified the Company or any of its Subsidiaries of its intention to deny renewal of an existing Franchise held by the Company or any of its Subsidiaries. No Governmental Entity or other third party has a right to acquire any interest in any System upon an assignment or transfer of control of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received, nor has notice that it will receive, from any franchising authority, a preliminary assessment that a Franchise should not be renewed as provided in Section 626(c)(1) of the Communications Act, nor has the Company, any of its Subsidiaries, or any franchising authority commenced or requested the commencement of an administrative proceeding concerning the renewal of a Franchise as provided in Section 626(c)(1) of the Communications Act.

           Section 3.23 Bonds. Section 3.23 of the Company Disclosure Schedules contains an accurate and complete list of all bonds (franchise, construction, fidelity, or performance) of the Company and its Subsidiaries which are required to be obtained by the Company or any of its Subsidiaries and which relate in any way to the ownership or use of their assets and properties or the operation of the Systems.

           Section 3.24 Commitments. Except as described in Section 3.24 of the Company Disclosure Schedules, there are no unfulfilled binding commitments for capital improvements which the Company or any of its Subsidiaries are obligated to make in connection with the Systems. There are no liabilities to Subscribers or to other users of services of the Company and its Subsidiaries, which services are material to the business or the Systems, except (i) with respect to deposits made by such Subscribers or such other users and (ii) the obligation to supply services to Subscribers in the ordinary course of business, pursuant to the Franchises. There are no complaints by Subscribers or other users of the services of the Company and its Subsidiaries that, individually or in the aggregate, could materially and adversely affect the financial condition, assets, liabilities, operations or prospects of the Systems. Except with respect to the persons listed in Section 3.24 of the Company Disclosure Schedules, there is no free or discounted service liability (other than as a result of bulk service commitments) to Subscribers existing with respect to the Systems. Except with respect to deposits for converters, encoders, decoders and related equipment, the Company and its Subsidiaries have no obligation or liability for the refund of monies or for the provision of rebates to their Subscribers. Except as set forth in the Franchises, with respect to the Systems, neither the Company nor any of its Subsidiaries has made a commitment to any franchising entity to maintain a local office in any location. The Company and its Subsidiaries have not made any commitment to any of the municipalities served by the Systems to pay franchise fees to any such municipality in excess of the amounts set forth in the Franchises. No material restoration, repaving, repair or other work (outside of ordinary maintenance) is required to be made by the Company and its Subsidiaries to any street, sidewalk or abutting or adjacent area pursuant to the requirements of any Law, Franchise, License, Material Agreement or other understanding relating to the installation, construction and operation of the Systems.

           Section 3.25 Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley Dean Witter & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated in this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided Parent true and correct copies of all agreements between the Company and Morgan Stanley Dean Witter & Co., including, without limitations, any fee arrangements.

           Section 3.26 Insurance. The Company has provided Parent with copies of all policies of fire, liability, workmen's compensation and other forms of insurance owned or held by the Company, all of which are listed in
 Section 3.26 of the Company Disclosure Schedules, together with the material terms thereof (including, without limitation, the premiums, coverage and dates thereof). Except as set forth in Section 3.26 of the Company Disclosure Schedules, such policies are in adequate amounts and cover risks customarily insured against by businesses of the type operated by the Company. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing will have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies will remain in full force and effect through the respective dates set forth in
 Section 3.26 of the Company Disclosure Schedules without the payment of additional premiums and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. All of such policies have been issued by reputable insurance companies actively engaged in the insurance business. All pending claims, if any, made against the Company that are covered by insurance have been disclosed to and accepted by the appropriate insurance companies and, to the best knowledge of the Company, are being defended by such insurance companies and are described in Section 3.26 of the Company Disclosure Schedules and no claims have been denied coverage during the last three years. During the last three years, no policy of the Company has been cancelled by the issuer thereof, nor have the premiums on any such policy been increased by more than 20% over the prior period. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

           Section 3.27 Fairness Opinion. The Company has received the opinion of Morgan Stanley & Co. Incorporated to the effect that, based upon and subject to the considerations in its opinion, the consideration to be received by the holders of shares of Company Common Stock and Class A Preferred Stock in the aggregate is fair from a financial point of view to such holders.

           Section 3.28   Year 2000 Compliance.

           (a) None of the computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by the Company or by any of its Subsidiaries in the conduct of their respective businesses will malfunction, cease to function, generate incorrect data, or provide incorrect results when processing, providing, and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries; and

           (b) None of the products and services sold, licensed, rendered, or otherwise provided by the Company or by any of its Subsidiaries in the conduct of their respective businesses will malfunction, cease to function, generate incorrect data, or produce incorrect results when processing, providing, and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries; and neither the Company nor any of its Subsidiaries is or shall be subject to claims or liabilities arising from their failure to do so; and

           (c) Neither the Company nor any of its Subsidiaries has made other representations or warranties regarding the ability of any product or service sold, licensed, rendered or otherwise provided by the Company or by any of its Subsidiaries in the conduct of their respective businesses to operate without malfunction, to operate without ceasing to function, to generate correct data, and to produce correct results when processing, providing, and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

           Section 3.29 Full Disclosure. The Company and its Subsidiaries have disclosed to Parent all information material to an investment in the Company and its Subsidiaries. This Agreement, the Company Disclosure Schedules, and any certificate required to be delivered pursuant to this Agreement and any document or information provided by the Company or its representatives to Parent do not contain any misrepresentation of a material fact by the Company or its representatives, and do not omit to state any material fact necessary to make the statements made by them and contained therein not misleading.

           Section 3.30 Registered Securities. Neither the Company nor any of its Subsidiaries has any securities registered, or required to be registered, under Section 12 of the Exchange Act.


                                 ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

      Parent and Sub represent and warrant to the Company:

           Section 4.1 Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as Conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect (as defined below). When used in connection with Parent or any of its Subsidiaries, the term "Parent Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), liabilities, condition (financial or otherwise), operations, results of operations or prospects of Parent and its Subsidiaries taken as a whole except for such changes, events or effects which are directly the result of
 (i) the entering into or the public announcement of this Agreement or the transactions contemplated hereby, (ii) changes in the telecommunications industry generally or (iii) changes in general economic (excluding changes in the capital markets), regulatory or political conditions in the United States; provided, that, in the case of each of (i), (ii) and (iii), the impact on Parent is proportionate to the more general impact of the change, event or effect.

           Section 4.2    Authority; No Conflict; Required Filings and
 Consents.

           (a) Parent and Sub have all requisite corporate power and authority to enter into this Agreement, and Parent and Sub have all requisite power and authority to consummate the transactions contemplated hereby. The execution and delivery by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate and shareholder action on the part of Parent and Sub. This Agreement and the other agreements contemplated herein have been duly executed and delivered by Parent and constitute valid and binding obligations of Parent, enforceable in accordance with the terms hereof and thereof, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

           (b) The execution and delivery of this Agreement by Parent and Sub does not, and the consummation by Parent and Sub of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Sub, or (ii) conflict with or violate any permit, concession, agreements, instruments, or obligations, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or any of their properties or assets.

           (c) No consent, approval order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the HSR Act, and, in the case of this Agreement and certain of the transactions contemplated hereby, (ii) the filing of the Articles of Merger with, and the issuance of the Illinois Certificate of Merger by, the Secretary of State of the State of Illinois in accordance with the Illinois Statute, (iii) the filing of documents to satisfy the applicable requirements, if any, of the Exchange Act and state takeover laws, (iv) the filing with the SEC of the Registration Statement, (v) approval by the Illinois Public Utility Commission and applicable State and local franchising authorities and (vi) consents, authorizations, filings, approvals and registrations pursuant to the foregoing or set forth in the Company Disclosure Schedules.

           Section 4.3 SEC Documents. Parent has filed all required reports, proxy statements, forms and other documents with the SEC since December 31, 1998 (the "Parent SEC Documents"). As of their respective dates, and giving effect to any amendments thereto, (a) the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

           Section 4.4 Parent Common Stock Issued in the Merger. The shares of Parent Common Stock to be issued in the Merger, in exchange for Debentures, in respect of the Contingent Deferred Payment, if any, in respect of the Franchise Amount, if any, and in respect of the exercise of any Substitute Options have been duly authorized and reserved for issuance and when issued and delivered in accordance with the terms of this Agreement (or in the case of any Substitute Option, the applicable option plan and agreement) will have been validly issued and will have been fully paid and nonassessable.

           Section 4.5 Litigation. There is no action, suit or proceeding, claim, arbitration or investigation against Parent or Sub pending or as to which Parent or Sub has received any written notice of assertion which materially threatens the ability of Parent and Sub to consummate the transactions contemplated hereby.

           Section 4.6 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

           Section 4.7 Brokers. No broker, investment banker, financial advisor or other person, other than Salomon Smith Barney, the fees and expenses of which will be paid by Parent or Sub, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

           Section 4.8    Tax Matters.

           (a) Neither Parent nor any person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3) has a plan or intention to reacquire any Parent Common Stock issued in the Merger.

           (b) Parent has no plan or intention to acquire any Exchangeable Preferred stock of the Company, or the Debentures, for consideration other than Parent Common Stock.

           (c) Parent has no plan or intention to liquidate the Company or to cause the Company to merge into another corporation.

           (d) Parent has no plan or intention to cause the Company to sell, transfer or otherwise dispose of any of the Company's assets, except for dispositions made in the ordinary course of business and transfers described in Section 368(a)(2)(C) of the Code and the Treasury Regulations issued thereunder.

           (e) Parent has no plan or intention to sell or otherwise dispose of any of the Company Stock.

           Section 4.9 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents (the "Parent Financial Statements") complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, had been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements contained therein (the "Parent Interim Financial Statements"), as permitted by Form 10-Q or the Exchange Act regulations promulgated by the SEC), and each fairly presented the consolidated financial position of Parent and its consolidated Subsidiaries in all material respects as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of the Parent Interim Financial Statements, to normal audit adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

           Section 4.10 Absence of Undisclosed Liabilities. Parent and its Subsidiaries do not have any liabilities or obligations of any nature, whether accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, and there is no existing condition or situation which could reasonably be expected to result in any such liabilities or obligations other than (i) liabilities reflected in the unaudited consolidated balance sheet of Parent dated as of September 30, 1999 (the "Parent Balance Sheet"); (ii) normal or recurring immaterial liabilities incurred since December 31, 1998 in the ordinary course of business consistent with past practices; and (iii) liabilities which would not individually or in the aggregate have a Parent Material Adverse Effect.

           Section 4.11 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, Parent and its Subsidiaries have conducted their businesses in the ordinary course, in a manner consistent with past practice, and there has not been any event, occurrence or development of a state of circumstances or facts which has had or could reasonably be expected to have a Parent Material Adverse Effect.


                                  ARTICLE V

                             CONDUCT OF BUSINESS

           Section 5.1 Covenants of the Company. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees as to itself and its Subsidiaries (except to the extent that Parent shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts when due and pay (or reserve for) all Taxes due with respect to periods ending on or before the Effective Time, subject to good faith disputes over such debts or Taxes, to timely file (or obtain a valid or extension of time to file) all Tax Returns due on or before the Effective Time, to pay or perform its other obligations when due, and to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, and (iv) keep and maintain its respective assets and properties in normal operating condition and repair. Without limiting the generality of the foregoing, the Company shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Parent:

           (a) adopt or propose any change in its articles of incorporation or bylaws;

           (b) merge or consolidate with any other person or acquire a material amount of assets of any other person;

           (c) sell, lease, license or otherwise dispose of any assets or property which are material, individually or in the aggregate, to the business of the Company or any of its Subsidiaries except (i) pursuant to existing contracts or commitments disclosed in writing to Parent on or prior to the date hereof and (ii) in the ordinary course consistent with past practice;

           (d)  amend, modify or terminate any agreement set forth in
 Section 3.15 of the Company Disclosure Schedules, except as provided in
 Section 6.11 of the Company Disclosure Schedules;


           (e) make any express or deemed election for Tax purposes or any offer to settle or compromise or any settlement or compromise of any material liability with respect to Taxes;

           (f) accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of the Company or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

           (g) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property Rights other than in the ordinary course of business consistent with past practices;

           (h) issue, deliver, sell, purchase, repurchase, redeem or otherwise acquire, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

           (i) enter into any agreement, arrangement or understanding with any affiliate of the Company or its Subsidiaries;

           (j) relinquish any right or privilege without adequate consideration or a reasonable business purpose;

           (k) pay, discharge or otherwise satisfy any material claim, liability or obligation except in the ordinary course of business and consistent with past practice;

           (l)  enter into any agreement or arrangements with VTech; or

           (m) take, or agree in writing or otherwise to take, any of the actions described in the foregoing clauses (a) through (l) or in clauses
 (i) through (xvi) of Section 3.8, or any action (or omit to take or agree to take any action) which is reasonably likely to make any of the Company's representations or warranties contained in this Agreement untrue or incorrect in any respect at, or as of any time prior to, the Effective Time.

           Section 5.2 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and the Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.


                                 ARTICLE VI

                            ADDITIONAL AGREEMENTS

           Section 6.1    No Solicitation.

           (a) The Company shall immediately cease any existing discussions or negotiations with any third parties conducted on or prior to the date hereof with respect to any Acquisition Proposal (as defined below). From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation pursuant to a tender or exchange offer) or similar transaction or series of transactions involving the Company, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal. The Company will promptly communicate to Parent any such inquiries or proposals regarding an Acquisition Proposal and the terms thereof.

           Section 6.2    Access to Information.

           (a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford (i) to the officers, employees, independent auditors, legal counsel (including outside legal counsel) and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records in order that Parent has a full opportunity to make such investigation as it reasonably desires to make of the Company and its Subsidiaries and (ii) to the independent auditors of Parent, reasonable access to the audit work papers and other records of the independent auditors of the Company and its Subsidiaries. Additionally the Company and its Subsidiaries will permit Parent to make such reasonable inspections of the Company and its Subsidiaries and their respective operations during normal business hours as Parent may reasonably require and the Company and its Subsidiaries will cause its officers and the officers of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request. During the period prior to the Effective Time, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request.

           (b)  The parties will hold any information provided pursuant to
 Section 6.2(a) in confidence in accordance with the terms and conditions of the letter agreement dated September 21, 1999, between the Company and Parent (the "Confidentiality Agreement"). No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

           Section 6.3 Consents. Each of Parent and the Company shall use all reasonable efforts to obtain all necessary consents, waivers and approvals, and to make all necessary notifications or filings under any of Parent's or the Company's material agreements, contracts, licenses or leases, whether oral or written, as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

           Section 6.4    Public Disclosure.  No press release or
 announcement with respect to the Merger or this Agreement shall be issued by the Company or Parent without the prior consent of the Company or Parent, except as such release or announcement may be required by law, rule or regulation.

           Section 6.5 Tax-Free Reorganization. The Company's shareholders, Parent and the Company shall use commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. Parent shall take no action following the Closing that would reasonably be expected to cause it not to be so treated; provided, however, that Parent is permitted to provide funds
 (i) to make payments under any Debentures and (ii) to the Company for the payment to Shareholders who dissent to the Merger if, in either case, Parent in its reasonable discretion determines that the Company has insufficient funds to make such payments.

           Section 6.6 Affiliate Agreements. Upon the execution of this Agreement, the Company will provide Parent a list of those persons who are "affiliates" of the Company, within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145"). The Company shall use its reasonable efforts to deliver or cause to be delivered to Parent prior to the Effective Time from each of the affiliates of the Company, an executed Affiliates Agreement, substantially in the form attached hereto as Exhibit D ("Affiliates Agreement"). Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Affiliates Agreements.

           Section 6.7 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party hereto will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement; provided that Parent and its affiliates shall not be required to agree to any consent decree or order in connection with any objections of the Department of Justice or Federal Trade Commission to the transactions contemplated by this Agreement.

           Section 6.8 Certain Filings. The parties hereto shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

           Section 6.9 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any documents, certificates, agreements, deeds, bills of sale, assignments, assurances or other writings and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

           Section 6.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent and Sub shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event of which it has knowledge, which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of the Company or Parent and Sub, as the case may be, or of any officer, shareholder, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. The delivery of any notice pursuant to this Section
 6.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

           Section 6.11 Affiliate Transactions. Prior to the Effective Time, the Company shall use commercially reasonable efforts to amend, modify or terminate the transactions with affiliates set forth in Section
 3.15 of the Company Disclosure Schedules in the manner specified in Section
 6.11 of the Company Disclosure Schedules.

           Section 6.12 Shareholders Meeting. The Company shall as promptly as practicable duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") in accordance with the Illinois Statute and applicable federal securities laws, for the purpose of voting on this Agreement and shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify or propose to withdraw or modify, in a manner adverse to Parent, such approval or recommendation, (ii) approve or recommend any Acquisition Proposal other than the Merger or (iii) enter into any agreement with respect to an Acquisition Proposal other than the Merger.

           Section 6.13 Proxy Statement; Registration Statement; Board Recommendation.

           (a) As promptly as practical after the execution of this Agreement, Parent and the Company shall prepare and Parent shall file with the SEC the Registration Statement (as defined below). The Company and Parent shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action as Parent may reasonably request in connection with the Registration Statement and the issuance of the shares of Parent Common Stock. If at any time prior to the Effective Time any event or circumstance relating to the Company, Parent or any of their respective Subsidiaries, affiliates, officers or directors should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy/Prospectus, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

           (b) The Company and Parent shall make any necessary filings with respect to the Merger, the Debenture Offer, and the Contingent Deferred Payment under the Securities Act and the Exchange Act and the rules and regulations thereunder, and Parent shall use its reasonable best efforts to take any action required to be taken under state securities or "blue sky" laws in connection with the issuance of the shares of Parent Common Stock in accordance with the provisions of this Agreement.

           (c) The Proxy Statement shall contain the recommendation of the Company's Board of Directors in favor of approval of this Agreement and the transactions contemplated hereby.

           (d) The information to be supplied by the Company for inclusion in the registration statement on Form S-4 pursuant to which (i) the offer to exchange Parent Common Stock for the Debentures shall be registered with the SEC and (ii) shares of Parent Common Stock to be issued in the Merger and pursuant to the Debenture Offer and in respect of the Contingent Deferred Payment, if any, and the Franchise Amount, if any, will be registered with the SEC (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The proxy statement (the "Proxy Statement") to be sent to the shareholders of the Company in connection with the solicitation of votes to approve and adopt this Agreement shall not, and the documents to be sent to the applicable holders of securities in connection with the Notes Offer, the Notes Solicitation, the Debenture Offer and the Debenture Solicitation (each as defined in Section 6.16(a)) (collectively, the "Offer Documents") shall not, (i) on the date the Proxy Statement and the Offer Documents, as applicable, are first mailed to security holders of the Company or (ii) at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of votes which has become false or misleading. The Offer Documents will conform with all applicable requirements of the Exchange Act.

           Section 6.14 Nasdaq Listing. Parent shall use its reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger, in exchange for Debentures, in respect of the Contingent Deferred Payment, if any, and the Franchise Amount, if any, to be approved for quotation on Nasdaq, subject to official notice of issuance.

           Section 6.15 Letter of Independent Auditors. The Company and Parent shall use all reasonable efforts to cause to be delivered to the other (i) "comfort letters" of Arthur Andersen LLP, the Company's independent auditors, and of PriceWaterhouseCoopers llp, Parent's independent auditors, in each case dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to the Boards of Directors of the Company and Parent, in form and substance reasonably satisfactory to the other and customary in scope and substance for letters delivered by independent auditors in connection with registration statements similar to the Registration Statement and (ii) the consent of each such auditor as to the inclusion of such "comfort letters" and applicable financial statements in the Registration Statement.

           Section 6.16   Treatment of Company Debt and Exchangeable
 Preferred.

           (a) As soon as is reasonably practicable after the date hereof, the Parent or, at Parent's election, the Company shall commence (i) (A) an offer (the "Notes Offer") to purchase for cash all of the Company's outstanding 12-1/4 Senior Discount Notes Due 2008 (the "Notes") coupled with (B) a solicitation as part of the Notes Offer (the "Notes Solicitation") of consents to the amendments to the Indenture, dated as of February 15, 1998, with respect to the Notes (the "Notes Indenture") set forth on Exhibit F hereto from the holders of not less than a majority in aggregate principal amount of the Notes outstanding (the consents from such holders, the "Requisite Note Consents") at an aggregate price for the Notes Offer and the Notes Solicitation not greater than 101% of Accreted Value (as defined in the Notes Indenture) and (ii) subject to the Company's compliance with paragraph (c) below, (A) an offer to exchange all of the 13-3/4% Subordinated Exchange Debentures Due 2010 (the "Debentures") (the "Debenture Offer") for shares of Parent Common Stock, valued at a price per share equal to the average volume weighted trading prices of Parent Common Stock on Nasdaq for the five trading day period ending one trading day prior to the date of the exchange, coupled with (B) a solicitation as part of the Debenture Offer (the "Debenture Solicitation") of consents to the amendments to the Company's articles of incorporation and the Indenture governing the Debentures set forth on Exhibit F hereto from the holders of not less than a majority of the Exchangeable Preferred (or holders of not less than a majority in aggregate principal amount of the Debentures, as applicable) outstanding (the consents from such holders, the "Requisite Debenture Consents") at an aggregate price not greater than 101% of the principal amount of the Debentures plus accrued and unpaid interest to the date of purchase. The Notes Offer, Debenture Offer, the Notes Solicitation and the Debenture Solicitation (including the applicable amendments) shall be conducted in accordance with all applicable rules and regulations of the SEC and other applicable laws and shall be on terms (including the terms of the proposed amendments) reasonably determined by Parent (including the appointment of a dealer manager selected by Parent), provided that the Company shall not be required to purchase the Notes, or Debentures pursuant to the Notes Offer or the Debenture Offer, and the proposed amendments, if approved, shall not become operative, unless Parent has consummated the Merger. The Company agrees that promptly following the date the Requisite Note Consents and the Requisite Debenture Consents are obtained it will execute a supplemental indenture and an amendment to the Company's articles of incorporation, as applicable, containing the proposed amendments that by their terms shall become operative only upon consummation of the Merger and the Notes Offer and the Debenture Offer.

           (b) Each of Parent and the Company agrees to cooperate, and to cause its officers, employees, counsel and accountants to cooperate, and use its reasonable best efforts to consummate the Notes Offer, Debenture Offer, the Notes Solicitation and the Debenture Solicitation as soon as reasonably practicable following the date hereof, to comply in all material respects with all laws and regulations applicable thereto, to participate in any "road shows" or other solicitation activities relating to the foregoing and to prepare and, if necessary, execute all other documents in form and substance reasonably satisfactory to Parent and/or the Company, as the case may be, as may be necessary to consummate the Notes Offer, Debenture Offer, the Notes Solicitation and the Debenture Solicitation. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the documents mailed to holders in respect of the Notes Offer, Debenture Offer, the Notes Solicitation and the Debenture Solicitation so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall promptly be prepared and, if required, filed with the SEC and disseminated to the holders of Notes and the Debentures and/or the Exchangeable Preferred.

           (c) The Company agrees to provide appropriate written notice to the holders of the Exchangeable Preferred in accordance with Section 4B of the Company's articles of incorporation such that the Exchangeable Preferred shall be exchanged into the Debentures on February 15, 2000 in accordance with Section 4 of the Company's articles of incorporation and on February 15, 2000 the Company shall exchange all shares of Exchangeable Preferred for the Debentures in an aggregate principal amount equal to the sum of the Liquidation Preference (as defined in the Company's articles of incorporation) plus a payment equal to accumulated and unpaid dividends thereon to the date of the exchange (which the Company shall elect to pay in Debentures) in accordance with Section 4 of the Company's articles of incorporation; provided, however, that Parent and the Company shall use their reasonable efforts to obtain consents from the holders thereof to effect such exchange prior to February 15, 2000.

           Section 6.17 Employee Matters. Prior the Closing, but contingent thereon and following the Effective Time, Parent and the Company shall create a bonus pool (the "Bonus Pool") having the terms and conditions set forth on Exhibit G hereto, in which certain employees of the Company listed on Exhibit G hereto will be entitled to participate to the extent of their respective percentage interest listed thereon.

           Section 6.18 280G Approval. Prior to the Closing, the Company shall satisfy the approval requirements of Section 280G(b)(5)(B) of the Code with respect to all payments to be made to disqualified individuals (withing the meaning of Section 280G of the Code) in connection with the transactions contemplated hereby, including, without limitation, the Bonus Pool and no such payments shall be made unless such approval is obtained.

           Section 6.19 Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

           (a) The Surviving Corporation shall from and after the Effective Time indemnify and hold harmless the present and former officers and directors of the Company (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent provided under the Company's certificate of incorporation and bylaws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time by applicable law.

           (b) For six (6) years after the Effective Time, the Surviving Corporation shall use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that, in satisfying its obligation under this Section 6.19(b), the Surviving Corporation shall not be obligated to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has represented to Parent as being $75,000.

           (c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.19.

           (d) These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by each Indemnified Person.

           Section 6.20   Employee Benefits after the Effective Time.
 During the period commencing at the Effective Time and ending on the first anniversary thereof, Parent and/or its Subsidiaries shall use their reasonable efforts to cause those employees of the Surviving Corporation or any of its Subsidiaries who were employed by the Company or any of its Subsidiaries as of the Effective Time ("Company Employees") to be eligible to participate in employee benefit plans providing benefits no less favorable, in the aggregate (but excluding the Key Management Performance
 Plan), than the employee benefit plans that similarly situated employees of Subsidiaries of Parent are eligible to participate. To the extent any Company Employee participates in any employee benefit plan maintained by Parent or its Subsidiaries after the Effective Time (a "Parent Plan"), such Company Employee shall be credited under such Parent Plan, for all purposes other than benefit accrual under any defined benefit retirement plan or retiree medical plan and other than vesting under any compensation plan (other than, except as provided herein, with respect to Substitute Options) maintained by Parent or its Subsidiaries, with service prior to the Effective Time with the Company and its Subsidiaries to the same extent service with Parent and its Subsidiaries would be so credited. With respect to the plan year in which the Effective Time occurs under any Parent Plan providing for medical or dental benefits, Parent shall cause the dollar amount of all expenses incurred by Company Employees and their eligible dependents during such year to be credited for purposes of satisfying such Parent Plan's deductible and copayment limitations for such plan year, to the extent such expenses would have been credited under the corresponding Plan prior to the Effective Time. The Company Employees shall be subject to other personnel policies and practices of Parent and its Subsidiaries in the same manner as similarly situated employees of Subsidiaries of Parent. For purposes of this Section 6.20, "employee benefit plan" has the meaning ascribed to such term under Section 3(3) of ERISA.

           Section 6.21 ISP Plan. Pursuant to an agreement between the Company and the holders of options under the 21st Century Telecom Group, Inc. 1999 ISP Stock Plan (the "1999 ISP Plan"), the Company shall cause (and shall enter into agreements with the holders of options granted thereunder providing for) the 1999 ISP Plan to be terminated prior to the Closing and all of the options outstanding thereunder to be cancelled in return for the grant, to each holder of such options, of the right to receive a pro rata portion of the ISP Option Amount, if any, determined in accordance with Exhibit I.


                                 ARTICLE VII

                            CONDITIONS TO MERGER

           Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

           (a) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

           (b) Shareholder Approval. This Agreement shall have been approved and adopted by (i) two-thirds of the outstanding shares of Company Voting Common Stock and Class A Preferred Stock, voting together as a class, and (ii) a majority of the outstanding shares of Class A Preferred Stock in accordance with the applicable provisions of the Illinois Statute and the Company's articles of incorporation.

           (c) Governmental Approvals. All authorizations, consents, orders or approvals of any Governmental Entity required to consummate the transactions contemplated by this Agreement shall have been obtained and be in effect.

           (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Parent's conduct or operation of the business of Parent or the Company after the Merger shall have been issued and be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, seeking any of the foregoing be pending, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

           (e) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

           (f) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger, in exchange for Debentures, in respect of the Contingent Deferred Payment, if any, and the Franchise Amount, if any, shall have been approved for quotation on Nasdaq, subject to official notice of issuance.

           Section 7.2 Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub:

           (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true in all respects as of such specified date) without regard to any materiality or Material Adverse Effect exceptions or qualifications contained therein, except for such failures to be true and correct which in the aggregate do not, and could not reasonably be expected to, have a Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

           (b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

           (c) Material Consents. Parent shall have received or be reasonably satisfied that it will receive, in each case in form and substance to its reasonable satisfaction, the consents set forth in Section 7.2(c) of the Company Disclosure Schedules, and no such consent, authorization or approval shall have been revoked.

           (d) Escrow Agreement. The Escrow Agreement in the form attached hereto as Exhibit B shall have been executed and delivered to Parent by the Company and the Shareholder Representative.

           (e) Voting and Lock-Up Agreements. A Voting and Lock-Up Agreement in the form annexed hereto as Exhibit C shall have been executed and delivered to Parent by the number of persons required to satisfy the shareholder approval requirements set forth in Section 7.1(b), and each Voting and Lock-Up Agreement and each such irrevocable proxy included therewith shall be in full force and effect.

           (f) Affiliate Agreements. An Affiliate Agreement in the form annexed hereto as Exhibit D shall have been executed and delivered to Parent by each director and officer and each applicable affiliate of the Company and each Affiliate Agreement shall be in full force and effect.

           (g) Employment, Consulting and Non-compete Agreements. Employment, Consulting and Non-compete Agreements, in form and substance reasonably satisfactory to Parent, shall have been executed and delivered to Parent by each person set forth on Section 7.2(g) of the Company Disclosure Schedules, and such agreements shall be in full force and effect.

           (h) Notes and Exchangeable Preferred. Holders of at least a majority in aggregate principal amount of Notes and holders of a majority of the Exchangeable Preferred shall have tendered and not withdrawn Notes and Debentures pursuant to the Notes Offer and the Debenture Offer and the Company shall have received each of the Requisite Note Consents and the Requisite Preferred Consents and none of such consents shall have been withdrawn, each in accordance with the provisions of Section 6.16.

           (i) FIRPTA Certificate. Parent shall have received from the Company and each of its Subsidiaries a certificate, satisfying the provisions of Treasury Regulations Section 1.1445-2(c)(3), and otherwise in form and substance reasonably satisfactory to Parent, certifying that an interest in the Company or any of its Subsidiaries is not a U.S. real property interest (a "FIRPTA Certificate"). Notwithstanding anything to the contrary expressed or implied herein, if Company and each of its Subsidiaries fails to provide Parent with a FIRPTA Certificate, Parent shall be entitled to withhold the requisite amounts in accordance with
 Section 1445 of the Code.

           (j) Expense Certificates. Parent shall have received the Expense Certificate, in form and substance reasonably satisfactory to Parent.

           (k) Dissenting Shares. The number of Dissenting Shares shall be less than five percent (5%) of the issued and outstanding shares of Company Stock.

           (l) Credit Agreement. The Company shall have terminated its Credit Agreement, dated as of August 5, 1998, including any amendments thereto, on terms reasonably satisfactory to Parent.

           (m) Waiver of Accelerated Vesting. The Company shall have obtained consents, reasonably acceptable to Parent, from each of the holders of Company Stock Options set forth on Section 7.2(m) of the Company Disclosure Schedules, waiving any acceleration of vesting of such options that may occur as a result of the consummation of the transactions contemplated hereby, and the option plans with respect to such options shall have been amended to provide the same, and such consents and such amendments shall be in full force and effect.

           Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

           (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true in all respects as of such specified date) without regard to any materiality or Material Adverse Effect exceptions or qualifications contained therein, except for such failures to be true and correct which in the aggregate do not, and could not reasonably be expected to, have a Parent Material Adverse Effect.

           (b) Performance of Obligations. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

           (c) Tax Letter. Parent shall have executed and delivered to the Company the letter attached hereto as Exhibit H (the "Tax Letter") or in the event that Parent is unable to execute and deliver such Tax Letter, the Company shall have received a written opinion of Piper Marbury Rudnick & Wolfe LLP, in form and substance reasonably satisfactory to the Company, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent and the Company will be a party to such reorganization. In rendering such opinion, counsel may obtain and rely upon representations and covenants, in form and substance satisfactory to counsel, including those contained in certificates of officers of Parent, Sub, the Company and others.



                                ARTICLE VIII

                          TERMINATION AND AMENDMENT

           Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by:

           (a)  the mutual written consent of Parent and the Company;

           (b)  Parent in the event that any condition set forth in Section
 7.1 and 7.2 hereof shall not be satisfied and shall not be reasonably capable of being remedied by May 31, 2000; provided, that Parent shall have given at least 15 days prior notice of such failure to be satisfied and such condition shall not have been satisfied by the later of such date or the expiration of such 15 day period;

           (c)  the Company in the event that any condition set forth in
 Section 7.1 and 7.3 hereof shall not be satisfied and shall not be reasonably capable of being remedied by May 31, 2000; provided that the Company shall have given at least 15 days prior notice of such failure to be satisfied and such failure to be satisfied and such condition shall not have been satisfied by the later of such date or the expiration of such 15 day period;

           (d) Parent in the event that the requisite shareholder vote specified in Section 7.1(b) shall not have been obtained by May 31, 2000; or

           (e) Either Parent or the Company if the Closing has not occurred by the close of business on May 31, 2000; provided, however, that no party may terminate this Agreement pursuant to clause (b), (c) or (d) above, or pursuant to this clause (e), if the failure of the applicable condition in
 Section 7.1, 7.2 or 7.3 (as the case may be) to be satisfied or the failure of the Closing to occur on or before the date required in this Section 8.1(e) results from the material breach by Parent in the case of a termination by Parent, or the Company in the case of a termination by the Company.

           Section 8.2 Procedure and Effect of Termination. In the event of termination of the Agreement by a party hereto pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 6.2(b) and this Section 8.2 shall remain in full force and effect and surviving termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement (other than non-willful breaches of representations, warranties and covenants, as to which no party shall be liable hereunder); provided, further, that in the event that Parent and Sub shall fail to close the transactions contemplated hereby either (i) in breach of this Agreement or (ii) by virtue of the failure of any of the conditions set forth in Section 7.1, 7.2 or 7.3 hereof to be satisfied, other than the conditions set forth in Section 7.1(b) hereof (Shareholder Approval), Section 7.1(d) hereof (Injunctions) (to the extent such action is brought or taken by any equity or debt holder of the Company), Section 7.2(h) hereof (Notes and Exchangeable Preferred) or
 Section 7.2(k) hereof (Dissenting Shares), then Parent shall make a $25,000,000 investment (the "Investment") in the Company on the terms and conditions substantially set forth on Exhibit E-1 hereto and pursuant to a mutually acceptable purchase agreement, (which Parent and the Company shall negotiate and enter into on or prior to March 31, 2000) which investment the Company acknowledges to be a reasonable representation of its potential damages for breach hereunder and which payment shall be the sole and exclusive remedy by the Company for a breach of this Agreement by Parent or Sub; provided further, Parent shall not be obligated to make any such investment in the event that the failure to close is the result of a breach by the Company of any of its representations, warranties or covenants hereunder. Within 5 business days after the date hereof, Parent shall deliver to the Company a letter from a reputable financial institution in a form reasonably acceptable to the Company (at such time, to be set forth in Exhibit E-2 hereto) to the effect that it will maintain a balance in Parent's account at such financial institution sufficient to make the Investment when due.

           Section 8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders and shareholders without such further approval.

           Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

           Section 8.5 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.


                                 ARTICLE IX

                               INDEMNIFICATION

           Section 9.1 Survival. No claim for indemnification by the shareholders under this Agreement shall be made by Parent later than one year after the Closing; provided that if a claim or notice is given in accordance with Article IX or Article X with respect to any representation or warranty prior to such expiration date, the claim shall continue indefinitely until such claim is finally resolved.

           Section 9.2    Obligations of the Shareholders.

           (a) From and after the Effective Time, by acceptance of the Merger Consideration pursuant to Article II hereof, the shareholders agree, jointly and severally, to indemnify and hold harmless the Surviving Corporation, Parent, Sub and their respective directors, officers, employees, affiliates, agents, successors and assigns (collectively, the "Indemnified Parties") from and against any and all Losses (as defined below) of any such person, directly or indirectly, as a result of, or based upon or arising from, (i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants, or agreements made by or of the Company or any shareholder in this Agreement including in any certificate delivered pursuant hereto without regard to any qualification or exception with respect to materiality, Material Adverse Effect or knowledge contained therein, (ii) any liability for Taxes for which the Company's shareholders are obligated to indemnify the Indemnified Parties pursuant to Article X (without duplication thereof) and (iii) any inaccuracies in the Expense Certificate (together, the "Indemnified Losses").

           (b) The obligation of the shareholders to indemnify the Indemnified Parties for Indemnified Losses is subject to the following limitations: (x) the shareholders shall not be required to provide indemnification to any Indemnified Party pursuant to Section 9.2(a)(i) or
 (ii) of this Agreement unless the aggregate amount of Indemnified Losses incurred by all Indemnified Parties pursuant to such provision exceeds $3,500,000, and then the Indemnified Parties shall be entitled to the indemnification for the amount in excess of $1,750,000; and (y) in no event shall the aggregate obligation of the shareholders to indemnify the Indemnified Parties pursuant to this Agreement exceed the sum of the Escrowed Consideration and the Contingent Deferred Payment and in no event shall such obligation be payable except out of the Escrowed Consideration and the Contingent Deferred Payment. In the event that any indemnification obligations with respect to the matters referred to above are in excess of the Escrowed Consideration then, in addition to the rights of the Indemnified Parties to seek indemnification with respect to such matters, the Indemnified Parties shall have the right to reduce the amount of the Contingent Deferred Payment, if any, by the amount of such excess.

           (c) In the event that, and at such time as, the payment of any Indemnified Losses in respect of which the shareholders are obligated results in a reduction of Taxes actually paid by an Indemnified Party, then the amount of Escrowed Consideration due to the Indemnified Party shall reflect the amount in Taxes actually paid by such Indemnified Party below the amount of Taxes that would have been paid solely but for the tax effect of the payment by such Indemnified Party of such Loss.

           (d) The amount of any Indemnified Losses for which the Indemnified Parties are owed in accordance with this Section 9.2 shall be reduced by the aggregate of any amounts, less any payments or out-of-pocket expenses made by any Indemnified Party, actually recovered by such Indemnified Party under insurance policies with respect to such Losses.

           Section 9.3    Indemnification Procedures.

           (a) In the event that any action, proceeding, complaint or litigation is commenced by a third party involving a claim for which the shareholders may be liable to a Indemnified Party hereunder (an "Asserted Liability"), the Indemnified Party shall promptly notify the Shareholder Representative in writing of such Asserted Liability (the "Claim Notice"); provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the shareholders of any indemnification obligation hereunder unless (and then solely to the extent that) the shareholders are materially prejudiced by such delay. The Shareholder Representative shall have sixty (60) days (or less if the nature of the Asserted Liability requires) from its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not the Shareholder Representative desires, at the shareholders' sole cost and expense and by counsel of its own choosing, which shall be reasonably satisfactory to the Indemnified Party, to defend against such Asserted Liability. If the Shareholder Representative undertakes to defend against such Asserted Liability, (i) the Shareholder Representative shall use its commercially reasonable best efforts to defend and protect the interests of the Indemnified Party with respect to such Asserted Liability, (ii) the Indemnified Party, prior to or during the period in which the Shareholder Representative assumes the defense of such matter, may take such reasonable actions as the Indemnified Party deems necessary to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party's rights to defense and indemnification pursuant to this Agreement, (iii) the Shareholder Representative shall not, without the prior written consent of the Indemnified Party, consent to any settlement which (A) does not contain an unconditional release of the Indemnified Party from the subject matter of the settlement, (B) imposes any liabilities or obligations on the Indemnified Party, and (C) with respect to any non-monetary provision of such settlement, could, in the Indemnified Party's judgment, have a material adverse effect on the business operations, assets, properties or prospects of the Company or the Indemnified Party (for purposes of this clause (iii) an effect shall be deemed "material" if it involves $100,000 or more) and (iv) in the event that the Shareholder Representative undertakes to defend against such Asserted Liability, unless otherwise agreed to in writing between Parent and the Shareholder Representative, the Shareholder Representative shall be deemed to have agreed that it will indemnify the Indemnified Party pursuant to, and subject to the conditions and limitations set forth in, the provisions of this Article IX. Notwithstanding the foregoing, in any event, the Indemnified Party shall have the right to control, pay or settle any Asserted Liability which the Shareholder Representative shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Shareholder Representative. If the Shareholder Representative undertakes to defend against such Asserted Liability, the Indemnified Party shall cooperate to the extent reasonable (during regular business hours) with the Shareholder Representative and its counsel in the investigation, defense and settlement thereof. If the Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. If the Shareholder Representative does not undertake within the Notice Period to defend against such Asserted Liability, then the Shareholder Representative shall have the right to participate in any such defense at the shareholders' sole cost and expense (out of the Escrowed Consideration), but, in such case, the Indemnified Party shall control the investigation and defense and may settle or take any other actions the Indemnified Party deems reasonably advisable without in any way waiving or otherwise affecting the Indemnified Party's rights to indemnification pursuant to this Agreement. The Indemnified Party and the Shareholder Representative agree to make available to each other, their counsel and other representatives, all information and documents available to them which relate to such claim or demand. The Indemnified Party and the Shareholder Representative and the Company and its employees also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.

           (b) In the event that a Indemnified Party should have a claim against the shareholders hereunder which it determines to assert, but which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, such claim shall be resolved in the manner described in the Escrow Agreement.

           (c) The provisions of this Section 9.3 shall not apply to any of the provisions of Article X, which shall be governed solely and exclusively by the terms thereof.

           Section 9.4 Shareholder Representative. Each shareholder, by acceptance of Merger Consideration, shall be deemed to have designated and appointed Edward T. Joyce with full power of substitution (the "Shareholder Representative") as the representative of any such shareholder to perform all such acts as are required, authorized or contemplated by this Agreement to be performed by the shareholders (including, without limitation, any acts, agreements, amendments or resolution of disputes related to the Contingent Deferred Payment (including any amendments to any of the targets and other provisions of Exhibit A hereto) and any matters referred to in
 Article IX or X hereof) and hereby acknowledges that the Shareholder Representative shall be the only person authorized to take any action so required, authorized or contemplated by this Agreement by any shareholder. Each shareholder is thereby deemed to have further acknowledged that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the death or incapacity of such shareholder. Each shareholder is thereby deemed to have authorized the other parties hereto to disregard any notice or other action taken by each shareholder pursuant to this Agreement except for the Shareholder Representative. The other parties hereto are and will be entitled to rely on any action so taken or any notice given by the Shareholder Representative and are and will be entitled and authorized to give notices only to the Shareholder Representative for any notice contemplated by this Agreement to be given to any such shareholder.

           Section 9.5    Certain Definitions.

           (a) For purposes of this Agreement, "Loss" means any action, cost, damage, disbursement, expense, liability, loss, injury, deficiency, penalty, diminution in value, settlement or obligation of any kind or nature (collectively, "Claims For Losses"), including but not limited to interest, penalties, fines, legal, accounting, and other professional fees and expenses incurred in the investigation, collection, prosecution, determination and defense of Claims For Losses, amounts paid in settlement, any incidental or consequential damages and any punitive damages payable to third parties that may be imposed on or otherwise incurred or suffered by the specified person.


                                  ARTICLE X

                                 TAX MATTERS

           Section 10.1 Indemnification by the Company Shareholders. Subject to the conditions and limitations set forth in Sections 9.1 and 9.2, each of the Company's shareholders shall be liable for, and shall hold Parent, the Surviving Corporation, each Subsidiary, and their respective affiliates harmless from and against, (i) any and all Taxes imposed on or with respect to the Company or any of its Subsidiaries for any taxable period (or portion thereof) ending on or before the Closing Date (a "Pre-Closing Period"), other than (x) Taxes incurred in the ordinary course of business in any taxable period (or portion thereof) beginning after the date of the Company Balance Sheet, (y) Taxes for which reserves have been provided on the Company Balance Sheet, and (z) Taxes arising out of the transactions contemplated by this Agreement (including, without limitation, Section 6.16), (ii) any and all Taxes imposed on or with respect to the Company or any of its Subsidiaries as a result of any of the Company's (or any of its Subsidiaries') being or having been a member of any group of companies that files or has filed a Tax Return on a consolidated, combined, affiliated or unitary basis for any Pre-Closing Period (other than a group the common parent of which was the Company), (iii) any and all Taxes imposed on or with respect to the Company or any of its Subsidiaries as a result of any breach or inaccuracy of any representation or warranty contained in Section 3.9 or any covenant contained in this Article X (without duplication), (iv) any and all Taxes imposed upon or with respect to Parent, the Surviving Corporation, the Company, or any of its Subsidiaries or any of their respective affiliates as a result of any inaccuracy in the certificate referred to or any in Section 7.2(i), and (v) and any and all Taxes or any other payments required to be made after the Closing Date by the Company or any of its Subsidiaries under any Tax sharing, indemnity, allocation or other similar agreement or arrangement in effect at any time on or prior to the Closing Date.

           Section 10.2   Allocation of Taxes.

           (a) In the case of any Tax that is imposed on a periodic basis and is payable for a period that begins on or before the Closing Date and ends after the Closing Date, the portion of such Tax that shall be allocable to the portion of the period ending at the end of the day on the Closing Date shall (i) in the case of any Taxes, other than income Taxes and Taxes based upon or related to receipts, be deemed to be in the amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire period, and (ii) in the case of any income Taxes and Taxes based upon or related to receipts, be deemed equal to the amount which would be payable if the taxable year ended at the end of the day on the Closing Date. Any refunds for such a period shall be prorated, based upon the method employed in clause (i) or (ii) of the preceding sentence, as applicable. Clause (i) of the second preceding sentence shall be applied with respect to Taxes, if any, for such period relating to capital (including net worth or long-term debt) or intangibles by reference to the level of such items on the Closing Date.

           (b) The portion of any Taxes that are imposed on a periodic basis, payable for a period that begins on or before the Closing Date and ends after the Closing Date and not allocable to the portion of such period ending on the Closing Date pursuant to Section 10.3(a) shall be allocable to the portion of the period beginning after the Closing Date.

           Section 10.3   Mutual Cooperation; Contests.

           (a) Mutual Cooperation. As soon as practicable, but in any event within 30 days after either the Shareholder Representative's or Parent's request, Parent shall deliver to the Shareholders Representative or each of the Company's shareholders shall deliver to Parent, as the case may be, such information and other data relating to the Tax Returns and Taxes of the Company and each of its Subsidiaries and shall provide such other assistance as may reasonably be requested, to cause the completion and timely filing of all Tax Returns or to respond to audits by any taxing authority with respect to any Tax Returns or taxable periods or to otherwise enable each of the Company's shareholders, Parent, the Surviving Corporation, any of the Subsidiaries or their respective affiliates to satisfy their accounting or Tax requirements.

           (b) Contests. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which the Company shareholders are or may be liable under this Agreement, Parent shall, if informed of such an assertion, inform the Shareholder Representative within five (5) business days, and the Company's shareholders shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which the Company shareholders may be liable under this Agreement; provided, that Parent shall have the right to consent, which consent shall not be unreasonably withheld, to any settlement to the extent such proceedings or settlement materially affect the amount of Taxes imposed on the Company or any of its Subsidiaries for periods beginning after the Pre-Closing Periods. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Parent is liable under this Agreement, Parent shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute; provided, that the Shareholder Representative shall have the right to consent, which consent shall not be unreasonably withheld, to any settlement to the extent such proceedings materially affect the amount of Taxes for which the Company shareholders are or may be liable under this Agreement.

           (c) Resolution of Disagreements Between Company Shareholders and Parent. The resolution of disagreements between Company's shareholders and Parent as to the amount of Taxes shall be resolved in the manner described in the Escrow Agreement.

           Section 10.4   Other Tax Agreements.

           (a) Notwithstanding anything in any other agreement to the contrary, all Tax allocation or Tax sharing agreements or similar arrangements of any kind to which the Company or any of its Subsidiaries is a party on or prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date.

           (b) All transfer, sales, stamp, registration, excise and similar Taxes on or with respect Merger shall be borne by the Company's shareholders.


                                 ARTICLE XI

                                MISCELLANEOUS

           Section 11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a)  if to Parent or Sub, to:

                     RCN Corporation
                     105 Carnegie Center
                     Princeton, NJ  08540-6215
                     Attention:  General Counsel
                     Telecopy:  (609) 734-3830

                     with a copy to:


                     Skadden, Arps, Slate, Meagher & Flom LLP
                     919 Third Avenue (prior to January 14, 2000)
                     New York, New York  10022-3897
                     Four Times Square (after January 14, 2000)
                     New York, New York 10036
                     Attention:  Howard L. Ellin, Esq.
                     Telecopy:  (212) 735-2000

           (b)  if to the Company, to:

                     21st Century Telecom Group, Inc.
                     350 North Orleans, Suite 600
                     Chicago, IL 60654-1509
                     Attention:  President
                     Telecopy:  (312) 955-2111

                     with a copy to:

                     Piper Marbury Rudnick & Wolfe LLP
                     1200 Nineteen Street
                     Washington, D.C.  20036-2412
                     Telecopy:  (202) 223-2085
                     Attention:  Edwin M. Martin Jr., Esq.

           (c)  if to the Shareholder Representative, to:

                     Edward T. Joyce
                     11 South LaSalle Street, Suite 1600
                     Chicago, IL  60603
                     Attention:  Edward T. Joyce
                     Telecopy:  (312) 641-0360

           Section 11.2   Interpretation; Certain Definitions.

           (a) When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written. The phrase "to the knowledge" of a person, and terms of similar import, shall mean both the actual knowledge of a person or its executive officers and what such person or its officers should have known after reasonable investigation. The term "person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          Section 11.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

           Section 11.4 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Confidentiality Agreement and other documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

           Section 11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, without giving effect to laws that might otherwise govern under applicable principles of conflicts of law, provided that any matter relating to the mechanics and legal consequences of the Merger shall be governed by Illinois law.

           Section 11.6 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or any other Delaware State court sitting in Wilmington, Delaware and each of the parties hereby consents to the jurisdiction of such courts (and or the appropriate appellate courts therefrom) in any such suit, action proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.1 shall be deemed effective service of process on such party as provided in Section
 11.1 shall be deemed effective service of process on such party.

           Section 11.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

           Section 11.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

           Section 11.9 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

           IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


 21st CENTURY TELECOM GROUP, INC.       RCN CORPORATION


 By:  /s/ Robert J. Currey              By: /s/ Zachary Julius
     ------------------------------        -----------------------------
     Name: Robert J. Currey                Name: Zachary Julius
     Title: President and Chief            Title:  Senior Vice President
            Executive Officer                      Corporate Development


                                        21st HOLDING CORP.


                                        By: /s/ Zachary Julius
                                           -----------------------------
                                           Name: Zachary Julius
                                           Title:  Senior Vice President
                                                   Corporate Development

     The undersigned hereby acknowledges his appointment as the Shareholder Representative and his willingness to fulfill the duties of the Shareholder Representative as contemplated by this Agreement.


                                        SHAREHOLDER REPRESENTATIVE


                                        By: /s/ Edward T. Joyce
                                           ------------------------------
                                           Name: Edward T. Joyce